SELECTED FINANCIAL DATA

STATEMENT OF CONDITION DATA      (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)*


                                                                         AT DECEMBER 31,
     AT OR FOR THE YEAR ENDED:                    1997          1996          1995          1994              1993
     -------------------------                --------------------------------------------------------------------
Total assets                                    $9,095,887    $7,368,941    $6,479,567    $6,114,613    $5,054,572
Loans receivable, net                            4,954,813     4,737,883     3,977,725     4,007,710     3,281,388
Securities                                       3,589,273     2,105,173     2,000,185     1,558,401     1,289,107
Intangible assets                                   78,493        81,936        26,720        31,093        17,944
Deposits                                         5,719,030     5,826,264     5,060,822     5,044,336     4,163,757
Shareholders' equity                               517,262       472,824       460,791       364,112       327,676

OPERATING DATA                                                                 YEARS ENDED DECEMBER 31,
--------------                                --------------------------------------------------------------------
                                                  1997          1996          1995          1994             1993
                                              --------------------------------------------------------------------
Net interest income                               $251,050     $ 222,118     $ 188,646     $ 182,100     $ 153,428
Provision for loan losses                           24,813        13,054         9,864         7,149         9,886
Noninterest income                                  42,264        52,009        33,316        21,378        24,052
Noninterest expenses:
     Merger and acquisition expenses (a)            29,792           500         4,271           700            --
     Other noninterest expenses                    171,871       173,977       142,592       140,260       112,502
                                              --------------------------------------------------------------------
     Total noninterest expenses                    201,663       174,477       146,863       140,960       112,502
                                              --------------------------------------------------------------------
Income before taxes                                 66,838        86,596        65,235        55,369        55,092
Income taxes                                        25,725        32,602        23,868        17,958        23,672
                                              --------------------------------------------------------------------
Net income before cumulative change                 41,113        53,994        41,367        37,411        31,420
Cumulative effect of change in method
     of accounting for income taxes                     --            --            --            97         6,408
                                              --------------------------------------------------------------------
NET INCOME                                          41,113        53,994        41,367        37,508        37,828
Preferred stock dividends                               --         1,149         1,296         1,716         2,653
                                              --------------------------------------------------------------------
Income available to common shareholders           $ 41,113      $ 52,845      $ 40,071      $ 35,792      $ 35,175
                                              ====================================================================


SIGNIFICANT STATISTICAL DATA

     Interest-rate spread                            3.00%         3.12%         2.98%         3.23%         3.11%
     Net interest margin                             3.19%         3.24%         3.14%         3.36%         3.25%
     Return on average shareholders' equity          8.44%        11.32%        10.05%        10.52%        11.66%
     Net income per common share (b)

       Basic                                        $ 1.10        $ 1.44        $ 1.18        $ 1.16        $ 1.02
       Diluted                                      $ 1.07        $ 1.36        $ 1.12        $ 1.09        $ 0 95
     Dividends declared per common share            $ 0.40        $ 0.34        $ 0.32        $ 0.26        $ 0.25
     Noninterest expenses to average assets          2.45%         2.42%         2.34%         2.45%         2.28%
     Noninterest expenses (excluding foreclosed
       property expenses and provisions, net)
       to average assets                             2.40%         2.35%         2.22%         2.24%         2.01%
     Diluted weighted average shares                38,473        39,560        36,797        34,533        32,161
     Book value per common share                    $13.78        $12.73        $12.24        $10.96        $10.58
     Tangible book value per common share           $11.69        $10.48        $11.50         $9.98         $9.95
     Shareholders' equity to total assets             5.69%         6.42%         7.11%         5.95%        6.48%

* Information for all periods presented has been restated to reflect the inclusion of the results of Eagle Financial Corp, People's Savings Financial Corp., MidConn Bank, DS Bancor, Inc., Shelton Bancorp, Inc. and Shoreline Bank and Trust Company which were acquired on April 15, 1998, July 31, 1997, May 31, 1997 , January 31, 1997, November 1, 1995 and December 16, 1994, respectively, and were accounted for using the pooling of interests method.

(a) See Management's Discussion and Analysis, Comparison of 1997 and 1996 Years and 1996 and 1995 Years and Note 18 to the Consolidated Financial Statements.

(b) Before cumulative change in the method of accounting for Income Taxes in 1993. After such cumulative change, basic net income per common share for 1993 was $1.25 and diluted net income per share was $1.15.

All per share data and the number of outstanding shares of common stock have been adjusted retroactively to give effect to a stock dividend and a stock split effected in the form of a stock dividend.

GLOSSARY OF TERMS

Allowance for Loan Losses: A reserve for estimated loan losses at a particular balance sheet date.

Capital Components and Ratios for Webster Bank:

     Leverage Ratio: Tier 1 capital as a percentage of adjusted total assets.

     Risk-Weighted Assets: The sum of risk-weighted assets plus the risk-weighted credit equivalent amounts of off-balance sheet items, less core deposit intangibles and certain other non-qualifying intangible assets and the non-qualifying portion of the allowance for loan losses.

     Tier 1 Capital: The sum of common shareholders' equity (excluding net unrealized gains or losses on securities, except for net unrealized gains/losses on marketable equity securities) less other non-qualifying intangible assets.

     Tier 1 Risk-Weighted Capital Ratio: The ratio of Tier 1 capital to net risk-weighted assets.

     Total Capital: The sum of Tier 1 capital plus the qualifying portion of the allowance for loan losses.

     Total Risk-Weighted Capital Ratio: The ratio of total capital to net risk-weighted assets.

Core Deposit Intangible: The excess of the purchase price over the fair value of the tangible net assets acquired in a purchase transaction that represents the estimated value of the deposit base.

Derivatives: Interest-rate or currency swaps, futures, forwards, option contracts, interest-rate caps and floors or other off-balance sheet financial instruments used for asset/liability management or trading purposes. These instruments derive their values or contractually determined cash flows from the price of an underlying asset or liability, reference rate, index or other security.

EVA: Economic Value Added. A measure of financial performance to maximize long-term growth and profitability.

Foreclosed Properties: Real estate acquired in foreclosure or comparable proceedings under which possession of the collateral has been taken.

Interest-Earning Assets: The sum of loans, segregated assets, mortgage loans held for sale, securities and short-term investments.

Interest-Bearing Liabilities: The sum of interest-bearing deposits, securities sold under agreements to repurchase and other borrowings.

Interest-Rate  Spread:  The  difference  between  the average  yields  earned on
interest-earning   assets  and  the  average  rates  paid  on   interest-bearing
liabilities.

Net  Interest   Margin:   Net  interest   income  as  a  percentage  of  average
interest-earning assets.

Nonaccrual Assets: The sum of nonaccrual loans plus foreclosed properties.

Nonaccrual Loans: The sum of loans on nonaccrual status for purposes of interest income recognition.

Reserve Coverage: Allowance for loan losses divided by nonaccrual loans.

Return on Average Equity: Net income as a percentage of average shareholders' equity.

MANAGEMENT'S   DISCUSSION  &  ANALYSIS  OF  FINANCIAL  CONDITION  &  RESULTS  OF
OPERATIONS (MD&A)

INTRODUCTION
--------------------------------------------------------------------------------

Webster Financial Corporation, ("Webster"), through its subsidiary, Webster Bank (the "Bank"), delivers financial services to individuals, families and businesses throughout Connecticut. The Bank is organized along four business lines - consumer, business, mortgage banking, and trust and investment management services, each supported by centralized administration and operations. The Corporation has grown significantly in recent years, primarily through a series of acquisitions which have expanded and strengthened its franchise.

Assets at December 31, 1997 were $9.1 billion compared to $7.4 billion a year earlier. Net loans receivable amounted to $5.0 billion at December 31, 1997 compared to $4.7 billion a year ago. Deposits were $5.7 billion at December 31, 1997 compared to $5.8 billion at December 31, 1996.

BUSINESS COMBINATIONS SUBSEQUENT TO DECEMBER 31, 1997
--------------------------------------------------------------------------------

On April 15, 1998, Webster acquired Eagle Financial Corp. ("Eagle") and its subsidiary, Eagle Bank, a $2.1 billion savings bank with headquarters in Bristol, Connecticut. In connection with the merger with Eagle, Webster issued 10,615,156 shares of its common shares for all the outstanding shares of Eagle common stock. Under the terms of the agreement, each outstanding share of Eagle common stock was converted into 1.68 shares of Webster common stock after giving effect to the April 6, 1998 stock split effected in form of a stock dividend. This acquisition was accounted for as a pooling of interests, and as such, the Consolidated Financial Statements include Eagle's financial data as if Eagle had been combined at the beginning of the earliest period presented. Prior to the acquisition, Eagle's fiscal year ended on September 30. In recording the pooling of interest combination, Eagle's financial statements as of and for the twelve months ended September 30, 1997, 1996 and 1995 were combined with Webster's financial statements as of and for the twelve months ended December 31, 1997, 1996 and 1995, respectively.

BUSINESS COMBINATIONS
--------------------------------------------------------------------------------

The Sachem Acquisition
On August 1, 1997, Webster acquired Sachem Trust National Association ("Sachem Trust"), a trust company headquartered in Guilford, Connecticut with $300 million of assets under management, in a tax-free stock-for-stock exchange. Under the terms of the agreement, Webster issued 166,770 shares of Webster common stock for all 173,000 outstanding shares of Sachem Trust. This acquisition was accounted for as a purchase.

The People's Acquisition
On July 31, 1997, Webster acquired People's Savings Financial Corp. ("People's") and its subsidiary, People's Savings Bank & Trust, based in New Britain, Connecticut which had $482 million of assets. In connection with the merger with People's, Webster issued 3,151,992 shares of its common stock for all the outstanding shares of People's common stock. Under the terms of the merger agreement each outstanding share of People's common stock was converted into .85 shares of Webster common stock. This acquisition was accounted for as a pooling of interests, and as such, the Consolidated Financial Statements include People's financial data as if People's had been combined at the beginning of the earliest period presented.

The MidConn Acquisition
On May 31, 1997, Webster acquired MidConn Bank ("MidConn") as a result of its acquisition of Eagle Financial Corp. ("Eagle"). In connection with the merger, Webster effectively issued 2,869,440 shares of its common stock for all the outstanding shares of MidConn common stock after adjusting for the conversion factor related to the Eagle Acquisition and common stock split of 1998. The acquisition was accounted for as a pooling of interests, and as such, the Consolidated Financial Statements include MidConn's financial data as if MidConn had been combined at the beginning of the earliest period presented.

The Derby Acquisition
On January 31, 1997, Webster acquired DS Bancor, Inc. ("Derby") and its subsidiary, Derby Savings Bank, based in Derby, Connecticut which had $1.2 billion of assets. In connection with the merger with Derby, Webster issued 7,002,740 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the merger agreement each outstanding share of Derby common stock was converted into 1.14158 shares of Webster common stock. This acquisition was accounted for as a pooling of interests, and as such, the Consolidated Financial Statements include Derby's financial data as if Derby had been combined at the beginning of the earliest period presented.

The Shawmut Transaction
During 1996, Webster Bank acquired 25 branches in the Greater Hartford market from Shawmut Bank Connecticut, National Association (the "Shawmut Transaction"), as part of a divestiture in connection with the merger of Shawmut and Fleet Bank. In the branch purchase, Webster Bank acquired approximately $1.1 billion in deposits and $622 million in loans. As a result of this transaction, Webster recorded $64.1 million as a core deposit intangible asset. In connection with the Shawmut Transaction, Webster raised net proceeds of $32.1 million through the sale of 2,499,200 shares of its common stock in an underwritten public offering in December 1995. The Shawmut Transaction was accounted for as a purchase, therefore transaction results are reported only for the periods subsequent to the consummation of the Shawmut Transaction.

Webster completed five acquisitions during 1995 and 1994 as follows:


Date                                                       Assets Acquired         Accounting Treatment
--------------------------------------------------------------------------------------------------------
1995   Shelton Bancorp                                       $295 million          Pooling of Interests
1994   Shoreline Bank & Trust                                $ 51 million          Pooling of Interests
1994   Bank of Hartford, Inc.                                $276 million               Purchase
1994   The Federal Savings Bank                              $150 million               Purchase
1994   Bristol Savings Bank                                  $486 million               Purchase

--------------------------------------------------------------------------------------------------------

ASSET QUALITY
--------------------------------------------------------------------------------

General
Webster devotes significant attention to maintaining high asset quality through conservative underwriting standards, active servicing of loans, aggressively managing nonaccrual assets and maintaining adequate reserve coverage on nonaccrual assets. At year end 1997, residential and consumer loans comprised over 88% of the total loan portfolio. All investments are either U.S. Government or Agency securities or have an investment rating in the top two rating categories by a major rating service at time of purchase.

Nonaccrual Assets
The aggregate amount of nonaccrual assets decreased to $54.1 million at December 31, 1997 from $72.1 million at December 31, 1996 and declined as a percentage of total assets to .59% at December 31, 1997 from .98% at December 31, 1996. Nonaccrual loans decreased $11.3 million in 1997 and foreclosed properties decreased $6.7 million due to write-downs and sales of foreclosed properties. The allowance for loan losses at December 31, 1997 was $59.5 million and represented 141.23% of nonaccrual loans. Total allowances for nonaccrual assets of $60.7 million represented 109.82% of nonaccrual assets. The following table details nonaccrual assets for the last five years.

                                                              December 31,
--------------------------------------------------------------------------------------------------
(In thousands)                                   1997       1996       1995       1994       1993
--------------------------------------------------------------------------------------------------
Nonaccrual Assets:

Loans accounted for on a nonaccrual basis:
   Residential real estate                   $ 26,640   $ 33,901   $ 39,495   $ 37,257     50,510
   Commercial                                  12,229     15,004     21,583     22,431      7,545
   Consumer                                     3,274      4,571      4,785      4,094      4,229

Foreclosed Properties:
   Residential and Consumer                     7,711      9,191     12,171     17,353     33,388
   Commercial                                   4,232      9,407     15,000     25,635     12,156
--------------------------------------------------------------------------------------------------
     Total                                   $ 54,086   $ 72,074   $ 93,034   $106,770   $107,828
==================================================================================================

A summary of the activity in the allowance for loan losses for the last five years follows:


                                                         For the Years Ended December 31,
                                             -----------------------------------------------------
(Dollars in thousands)                           1997       1996       1995       1994       1993
--------------------------------------------------------------------------------------------------
Balance at beginning of period               $ 53,692   $ 59,892   $ 65,671   $ 60,513   $ 70,801
Charge-offs:
   Residential real estate                    (15,309)   (17,645)   (11,914)   (15,989)   (10,747)
   Consumer                                    (4,175)    (3,944)    (1,260)    (1,528)    (2,601)
   Commercial                                  (5,310)    (7,616)    (5,786)    (5,164)    (3,973)
--------------------------------------------------------------------------------------------------
                                              (24,794)   (29,205)   (18,960)   (22,681)   (17,321)
Recoveries:
   Residential real estate                      4,008        761        964        546        637
   Consumer                                       491        335      1,033      1,827        829
   Commercial                                   1,308      1,984      1,320      1,045        254
--------------------------------------------------------------------------------------------------
Net charge-offs                               (18,987)   (26,125)   (15,643)   (19,263)   (15,601)
Allowances for purchase transactions               --      6,871         --     17,647         --
Acquired allowance adjustment                      --         --         --         --     (5,963)
Transfer from allowance for losses for loans
  held for sale                                    --         --         --         --      2,390
Provisions charged to operations               24,813     13,054      9,864      6,774      8,886
--------------------------------------------------------------------------------------------------
Balance at end of period                     $ 59,518   $ 53,692   $ 59,892   $ 65,671   $ 60,513
==================================================================================================
Ratio of net charge-offs to average loans out     0.4%       0.6%       0.4%       0.5%       0.5%
==================================================================================================

Net charge-offs decreased $7.1 million to $19.0 million in 1997 due primarily to decreases in the residential and commercial portfolios. Included in the 1997 charge-offs were writedowns of $5.8 million related to the bulk sale of $17.7 million of primarily non-performing and delinquent loans. Included in the 1996 loan charge-offs were write-downs of $6.3 million related to a bulk sale of $18.0 million of nonaccrual residential loans and foreclosed properties. The 1997 provisions charged to operations include $9.9 million specifically related to the Derby, MidConn and People's acquisitions and $3.4 million related to the sale of non-performing and delinquent loans. See Note 13 to the Consolidated Financial Statements for a summary of activity in the allowance for losses on foreclosed properties. Management believes that the allowance for loan losses at December 31, 1997 is adequate to cover expected losses in the portfolio.

The following table presents an allocation of Webster's allowance for loan losses at the dates indicated and the related percentage of loans in each category to Webster's loan receivable portfolio.

                                                                              DECEMBER 31,
                                                                              ------------
                                        1997               1996               1995                 1994                 1993
                                        ----               ----               ----                 ----                 ----

(DOLLARS IN THOUSANDS)
                                   AMOUNT    %        AMOUNT       %       AMOUNT     %       AMOUNT       %      AMOUNT       %
                                   ------    -        ------       -       ------     -       ------       -      ------       -
Balance at End of Period
 Applicable to:

Residential mortgage loans       $27,349    77.47%   $19,909     77.01%  $31,310    81.47%   $38,770     83.40%  $46,236    85.43%
Commercial mortgage loans         13,159     6.83     13,860     7.63     13,570     6.29     12,436      5.44     4,422     3.67
Commercial non-mortgage loans      9,076     4.75     11,117     4.43      4,298     1.77      4,350      1.66     2,022     1.23
Consumer loans                     9,934    10.95      8,806     10.93    10,714    10.47     10,115      9.50     7,833     9.67
                                 -------   -------   -------   --------  -------   -------    ------    ------   -------   -------
Total                             59,518   100.00%   $53,692    100.00   $59,892   100.00%   $65,671    100.00   $60,513   100.00%
                                 =======   =======   =======   =======   =======   =======   =======    ======   =======   =======

SEGREGATED ASSETS
--------------------------------------------------------------------------------

Segregated Assets consist of all commercial real estate, commercial, and multi-family loans acquired from the Federal Deposit Insurance Corporation ("FDIC") in the First Constitution Bank ("First Constitution") acquisition. Segregated Assets, before the allowance for losses of $2.6 million, totaled $43.6 million at December 31, 1997, down from $256.6 million at acquisition in 1992. Segregated Assets are subject to a loss-sharing arrangement with the FDIC. The FDIC was required to reimburse the Bank quarterly for 80% of the total net charge-offs and certain related expenses on Segregated Assets through December 1997, with such reimbursement increasing to 95% (less recoveries in years six and seven) as to such charge-offs and expenses in excess of $49.2 million (with payment at the end of the seventh year as to such excess). During 1998 and 1999, the Bank is required to pay quarterly to the FDIC an amount equal to 80% of the recoveries during such years on Segregated Assets which were previously charged-off after deducting certain permitted expenses related to those assets. The Bank is entitled to retain 20% of such recoveries during the sixth and seventh years following the First Constitution acquisition and 100% thereafter. During the second quarter of 1997, the Bank sold approximately $13.7 million in multi-family loans that included all multi-family Segregated Asset loans. Any losses incurred on the sale of these segregated multi-family loans were reimbursed under the loss-sharing arrangement and the transaction had no impact on the Consolidated Statements of Income. At December 31, 1997, cumulative net charge-offs and expenses aggregated $58.9 million. During the first quarter of 1996, Webster began recording the additional 15% reimbursement (the difference between the 80% and 95% reimbursement levels) as a receivable from the FDIC. The Bank's share of charge-offs reduces the allowance for losses on the Segregated Assets which was established in conjunction with the First Constitution acquisition. Management believes that the allowance for losses on Segregated Assets is adequate to cover expected losses on this portfolio. See Note 5 to the Consolidated Financial Statements.

Reimbursable net charge-offs and eligible expenses of Segregated Assets aggregated $4.9 million for 1997. During 1997, the Bank received $4.5 million as reimbursement for eligible charge-offs and related net expenses in accordance with the loss-sharing arrangement described above. Payments due from the FDIC for charge-offs and related expenses are recorded as receivables. Such reimbursements are made on a quarterly basis to the Bank by the FDIC and when received are invested in interest-earning assets. Such reimbursements have no immediate impact on the Consolidated Statements of Income.

A detail of changes in the allowance for Webster's share of losses for Segregated Assets follows:

                                                                                   For the Years Ended December 31,
                                                                                  ---------------------------------
(In thousands)                                                                           1997            1996
---------------------------------------------------------------------------------------------------------------
Balance at beginning of period                                                          $2,859          $3,235
Charge-offs                                                                               (267)           (621)

Recoveries                                                                                  31             245
---------------------------------------------------------------------------------------------------------------
   Balance at end of period                                                             $2,623          $2,859
---------------------------------------------------------------------------------------------------------------

At December 31, 1997 and 1996, nonaccrual Segregated Assets were classified as follows:

                                                                                           December 31,
                                                                                   -------------------------
(In thousands)                                                                        1997             1996
------------------------------------------------------------------------------------------------------------
Segregated Assets accounted for on a nonaccrual basis:
   Commercial real estate loans                                                      $2,912          $ 3,337
   Commercial loans                                                                     500              192
   Multi-family real estate loans                                                         -              495

Foreclosed Properties:
   Commercial real estate                                                               281              269
   Multi-family real estate                                                               -              138
------------------------------------------------------------------------------------------------------------
     Total                                                                           $3,693          $ 4,431
------------------------------------------------------------------------------------------------------------

         The following table sets forth the contractual maturity and interest rate sensitivity of commercial loans contained in the Segregated Assets portfolio at December 31, 1997.

                                                                                     CONTRACTUAL MATURITY
-------------------------------------------------------------------------------------------------------------------
                                                                            MORE THAN
                                                               ONE YEAR      ONE TO         MORE THAN
                                                                OR LESS    FIVE YEARS      FIVE YEARS       TOTAL
-------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)

Contractual Maturity:
  Commercial loans                                             $   500      $ 1,914         $ 1,903       $ 4,317
-------------------------------------------------------------------------------------------------------------------

Interest Rate Sensitivity:
  Fixed Rates                                                  $    --      $   198         $    --       $   198
  Variable Rates                                                   500        1,716           1,903         4,119
-------------------------------------------------------------------------------------------------------------------
      Total                                                    $   500      $ 1,914         $ 1,903       $ 4,317
-------------------------------------------------------------------------------------------------------------------


LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------
The Bank is required to maintain minimum levels of liquid assets as defined by regulations adopted by the Office of Thrift Supervision ("OTS"). This requirement, which may be varied by the OTS, is based upon a percentage of net withdrawable deposits and short-term borrowings. The required liquidity ratio as revised by the OTS is currently 4.00% and the Bank's liquidity ratio at December 31, 1997 exceeded the requirement. Webster Bank is also required by regulation to maintain sufficient liquidity to ensure safe and sound operations. Adequate liquidity as assessed by the OTS may vary from institution to institution depending on such factors as the institution's overall asset/liability structure, market conditions, competition and the requirements of the institution's deposit and loan customers. The OTS considers both an institution's adherence to the liquidity ratio requirement, as well as safety and soundness issues, in assessing whether an institution has sufficient liquidity.

The primary sources of liquidity for Webster are net cash flows provided from operating, investing and financing activities. Net cash flows from operating activities primarily include net income, the sale of loans originated for sale, trading account net changes, net changes in other assets and liabilities and adjustments for noncash items such as depreciation, investment securities net amortization and accretion and the provisions for loan losses and foreclosed properties. Net cash flows from investing activities primarily include the purchase, sale, maturity and paydowns of investment securities and mortgage-backed securities that are classified as available for sale or held to maturity, the net change in loans, interest-bearing deposits and Segregated Assets. Net cash flows from financing activities primarily include proceeds and repayments related to Federal Home Loan Bank ("FHL Bank") advances and other borrowings, the net change in deposits, minority interest and net changes in capital generally related to stock issuances, repurchases and dividend payments.

While scheduled loan amortization, maturing securities, short-term investments and securities paydowns generally are predictable sources of funds, loan and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition. One of the inherent risks of investing in loans and mortgage-backed securities is the ability of such instruments to incur prepayments of principal prior to maturity at rates different than those estimated at the time of purchase. This generally occurs because of changes in market interest rates. The market values of fixed-rate loans and mortgage-backed securities are sensitive to fluctuations in market interest rates, declining in value as interest rates rise. If interest rates decrease, the market value of fixed-rate loans and mortgage-backed securities generally will tend to increase with the level of prepayments also normally increasing. Lower yields on such loans and mortgage-backed securities may be offset by a lower cost of funds. Material changes in the level of nonaccrual assets held also affect liquidity. The utilization of particular sources of funds depends on comparative costs and availability. The Bank has, from time to time, chosen not to pay rates on deposits as high as certain competitors, and when necessary, supplements deposits with various borrowings. The Bank manages the prices of its deposits to maintain a stable, cost-effective deposit base as a source of liquidity.

The Bank had additional borrowing capacity from the FHL Bank of $2.6 billion at December 31, 1997. At that date, the Bank had FHL Bank advances outstanding of $1.5 billion compared to $776.9 million at December 31, 1996. See Note 9 to the Consolidated Financial Statements.

Webster's main sources of liquidity at the holding company level are dividends from the Bank and net proceeds from capital offerings and borrowings, while the main outflows are the payment of dividends to preferred and common stockholders, repurchases of Webster's common stock, and the payment of interest to holders of Webster's 8 3/4% Senior Notes, Webster's 9.36% Capital Trust I Capital Securities and Eagle's Financial Capital Trust I 10.00% Capital Securities. There are certain restrictions on the payment of dividends by the Bank to Webster. See Note 15 to the Consolidated Financial Statements. Webster also maintains a $20 million line of credit with a correspondent bank. On January 31, 1997 and April 1, 1997, the sale of $100 million and $50 million of Webster Capital Trust I Capital Securities and Eagle Financial Capital Trust I Capital Securities, respectively, was completed further increasing Webster's capital resources. The Capital Trust I Capital Securities are further discussed in Note 19 to the Consolidated Financial Statements.

On November 19, 1996, Webster completed a previously announced common stock repurchase program which resulted in total repurchases of 1,099,600 shares and also announced its intention to repurchase up to 600,000 additional shares. The purpose of the announced repurchase plan was to offset future dilution from shares of common stock that were issued in January 1997, in connection with conversions of preferred stock or issued upon exercise of options under Webster's stock option plans. At December 31, 1996, shares totaling 510,200 had been repurchased under the new repurchase plan with the remaining 89,800 shares under the plan repurchased in January 1997. On September 4, 1997, Webster completed the repurchase of 170,666 common shares under a repurchase plan announced in May 1997. The repurchased shares under the plan were reissued in connection with the purchase of Sachem Trust.

Applicable OTS regulations require the Bank, as a federal savings bank, to satisfy certain minimum capital requirements, including a leverage capital requirement (expressed as a ratio of core or Tier 1 capital to adjusted total assets) and risk-based capital requirements (expressed as a ratio of core or Tier 1 capital and total capital to total risk-weighted assets). As an OTS regulated savings institution, the Bank also is subject to a minimum tangible capital requirement (expressed as a ratio of tangible capital to adjusted total assets). At December 31, 1997, the Bank was in full compliance with all applicable capital requirements detailed as follows:

                                                                         December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                    Tier 1                      Tier 1                         Total
                                    Tangible Capital        Core Capital         Risk-Based Capital         Risk-Based Capital
                                    Requirement             Requirement          Requirement                Requirement
                                    ----------------        ------------         ------------------         ------------------
(Dollars in thousands)              Amount             %    Amount          %    Amount                %    Amount               %
------------------------------------------------------------------------------------------------------------------------------------
Capital for regulatory purposes     $  537,446       6.02%  $  542,149    6.07%  $  542,149         13.22%  $ 591,066         14.42%
Minimum regulatory requirement         133,987       1.50      268,115    3.00      164,007          4.00     328,015          8.00
------------------------------------------------------------------------------------------------------------------------------------
Excess over requirement             $  403,459       4.52%  $  274,034    3.07%  $  378,142          9.22%  $ 263,051          6.42%
====================================================================================================================================


ASSET/LIABILITY MANAGEMENT AND MARKET RISK
--------------------------------------------------------------------------------

Interest-rate risk is the sensitivity of the market value of assets and liabilities to changes in interest rates over short-term and long-term time horizons. The market values of certain financial assets and liabilities of Webster are sensitive to fluctuations in market interest rates. Changes in interest rates can affect the number of loans originated by the Bank, as well as the value of its loans and other interest-earning assets. Also, increases in interest rates may cause depositors to shift funds from accounts that have a comparatively lower cost such as regular savings accounts to accounts with a higher cost such as certificates of deposit. If the cost of interest-bearing liabilities increases at a rate that is greater than the increase in yields on interest-earning assets, the interest-rate spread would be negatively affected. Changes in Webster's asset and liability mix also affects interest-rate spread. Webster is unable to predict fluctuations in interest rates.

The primary goal of interest-rate risk management is to control this risk within limits approved by the Board of Directors and narrower guidelines established by the Asset/Liability Committee while managing interest-rate risk so as to maximize net interest income and net market value over time in changing interest-rate environments. To this end, Webster's strategies for controlling interest-rate risk are responsive to changes in the interest-rate environment and market demands for particular types of deposit and loan products. Management measures interest-rate risk using simulation, duration, and GAP analyses with particular emphasis on measuring changes in the market value of portfolio equity and changes in net interest income in different interest-rate environments. Market value is measured as the net present value of future cash flows. The simulation analyses incorporate assumptions about balance sheet changes such as asset and liability growth, loan and deposit pricing and changes due to the mix and maturity of such assets and liabilities. The key assumptions relate to the behavior of interest rates and spreads, the fluctuations in product balances, and prepayment and decay rates on loans and deposits. From such simulations, interest-rate risk is quantified and appropriate strategies are formulated. The overall interest-rate risk position is reviewed on an ongoing basis by the Asset/Liability Committee, which includes Executive Management and has representation by members of each line of business. Strategies employed during 1997 to improve the interest-rate sensitive position included, (i) promotion of adjustable-rate mortgage loans, particularly three-year adjustable rate mortgage loans which have lower prepayment speeds than one-year adjustable rate mortgage loans, (ii) emphasis on the origination of variable-rate home equity credit lines and commercial loans,
(iii)  emphasis on the purchase of short  duration  mortgage-backed  securities,
(iv) the purchase of prepayment protected mortgage-backed securities, and (v) emphasis on deposits and borrowed funds that meet asset/liability management objectives.

Webster also uses as part of its asset/liability management strategy various interest-rate contracts including short futures positions, interest-rate swaps and interest-rate caps and floors. Webster utilized interest-rate financial instruments to hedge mismatches in interest-rate maturities to reduce exposure to movements in interest rates. These interest-rate financial instruments involve, to varying degrees, credit risk and market risk. Credit risk is the possibility that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. Market risk is the effect of a change in interest rates or currency rates on the value of the financial instruments. The notional amount of interest-rate financial instruments is the amount upon which interest and other payments under the contract are based. For interest- rate financial instruments, the notional amount is not exchanged and therefore, the notional amounts should not be taken as a measure of credit or market risk.

Webster holds short futures positions to minimize the price volatility of certain adjustable-rate assets held as Trading Securities. Changes in the market value of short futures positions are recognized as a gain or loss in the Consolidated Statements of Income in the period for which the change occurred.

The following table summarizes the estimated market value of Webster's interest-sensitive assets and interest-sensitive liabilities at December 31, 1997, and the projected change to market values if interest rates instantaneously increase or decrease by 100 basis points.

                                                Book           Market       Estimated Market   Value Impact
(In thousands)                                  Value          Value           -100 BP            +100BP
------------------------------------------------------------------------------------------------------------
Interest-Sensitive Assets:
   Trading                                   $    84,749    $    84,749       $    (438)      $    (399)
   Non-Trading                                 8,398,573      8,485,329         105,605        (159,488)

Interest-Sensitive Liabilities                 8,492,402      8,512,618         (45,929)         46,918


The table above excludes earning assets that are not directly impacted by changes in interest rates. These assets include equity securities of $224.0 million (See Note 3 to Consolidated Financial Statements) and nonaccrual loans of $42.1 million (See "Asset Quality" and "Segregated Assets" within the MD&A). Values for mortgage servicing rights have been included in the table above as movement in interest rates affect the valuation of the servicing rights. Equity securities and nonaccrual assets not included in the above table are however, subject to fluctuations in market value based on other risks.

Based on Webster's asset/liability mix at December 31, 1997, management's sensitivity analysis of the effects of changing interest rates estimates that an instantaneous 100 basis point increase in interest rates would decrease net interest income over the next twelve months by about 3.2% and an instantaneous 100 basis point decline in interest rates would decrease net interest income over the next twelve months by less than 1.0%. The estimated market values in the above table are subject to factors that could cause actual results to differ from such projections and estimates.

The following table sets forth the estimated maturity/repricing structure of Webster's interest-earning assets and interest-bearing liabilities at December 31, 1997. Repricing for mortgage loans is based on contractual repricing and projected prepayments and repayments of principal. Deposit liabilities without fixed maturities are assumed to decay over the periods presented based on industry standards and internal projections. At December 31, 1997, Webster was primarily liability sensitive in the 0 to 3 year time horizon and primarily asset sensitive in the over 3 through over 20 year time horizon. In a declining interest-rate environment, a liability sensitive position would primarily result in a favorable effect on net interest income and in an increasing interest-rate environment net interest income would be adversely affected. Management believes that Webster's interest-rate risk position at December 31, 1997, presents a reasonable level of risk.

-----------------------------------------------------------------------------------------------------------------------------------
                                                  More than      More than     More than     More than     More than
(Dollars in thousands)             6 Months        6 Months         1 Year       3 Years       5 Years      10 Years    More than
                                    or less       to 1 Year     to 3 Years    to 5 Years   to 10 Years   to 20 Years     20 Years
-----------------------------------------------------------------------------------------------------------------------------------

Assets
-----------------------------------------------------------------------------------------------------------------------------------
Loans                             $  1,698,441   $   872,663   $   915,000   $   510,265   $   478,268   $   361,970  $   175,548
Securities                           1,507,321       736,488       445,002       223,496       346,591       253,818      153,661
-----------------------------------------------------------------------------------------------------------------------------------
 Total Rate-Sensitive Assets      $  3,205,762   $ 1,609,151   $ 1,360,002   $   733,761   $   824,859   $   615,788  $   329,209
-----------------------------------------------------------------------------------------------------------------------------------

Liabilities
-----------------------------------------------------------------------------------------------------------------------------------
 Deposits                         $  2,021,100   $ 1,087,277   $ 1,547,228   $   331,986   $   192,568   $    49,642  $   489,229
Borrowings                           2,270,056       152,423        99,741        52,189         4,770           988           --
-----------------------------------------------------------------------------------------------------------------------------------
 Total Rate-Sensitive Liabilities    4,291,156   $ 1,239,700   $ 1,646,969   $   384,175   $   197,338   $    50,630  $   489,229
-----------------------------------------------------------------------------------------------------------------------------------

Consolidated GAP                  $ (1,085,394)  $   369,451   $  (286,967)  $   349,586   $   627,521   $   565,158  $  (160,020)
GAP to Total Assets Percent             (11.93)%        4.06%        (3.15)%        3.84%         6.90%         6.21%       (1.76)%
Cumulative GAP                    $ (1,085,394)  $  (715,943)  $(1,002,910)  $  (653,324)  $   (25,803)  $   539,355  $   379,335
Cumulative GAP to Total
   Assets Percent                       (11.93)%       (7.87)%      (11.03)%       (7.18)%       (0.28)%        5.93%        4.17%
-----------------------------------------------------------------------------------------------------------------------------------
   Total Assets                   $  9,095,887   $ 9,095,887   $ 9,095,887   $ 9,095,887   $ 9,095,887   $ 9,095,887  $ 9,095,887
===================================================================================================================================


------------------------------------------------

(Dollars in thousands)
                                        Total
------------------------------------------------

Assets
------------------------------------------------
Loans                              $ 5,012,155
Securities                           3,666,377
------------------------------------------------
 Total Rate-Sensitive Assets       $ 8,678,532
------------------------------------------------

Liabilities
------------------------------------------------
 Deposits                          $ 5,719,030
Borrowings                           2,580,167
------------------------------------------------
 Total Rate-Sensitive Liabilities  $ 8,299,197
------------------------------------------------

Consolidated GAP                           N/A
GAP to Total Assets Percent                N/A
Cumulative GAP                             N/A
Cumulative GAP to Total
   Assets Percent                          N/A
------------------------------------------------
   Total Assets
=================================================

The following table sets forth the contractual maturity and interest-rate sensitivity of residential and commercial real estate construction loans and commercial loans at December 31, 1997.

                                             CONTRACTUAL MATURITY
                                  ----------------------------------------
                                             MORE THAN
                                  ONE YEAR    ONE TO     MORE THAN
                                   OR LESS  FIVE YEARS  FIVE YEARS   TOTAL
                                   -------  ----------  ----------   -----
 (IN THOUSANDS)
Contractual Maturity:
  Construction loans:
    Residential mortgage          $100,419   $    146   $ 17,054   $117,619
    Commercial mortgage              5,572     25,182      4,220     34,974
  Commercial non-mortgage loans    103,569     91,900     44,357    239,826
                                  --------   --------   --------   --------
     Total                        $209,560   $117,228   $ 65,631   $392,419
                                  --------   --------   --------   --------
Interest-Rate Sensitivity:
  Fixed rates                     $ 28,060   $ 28,669   $  9,430   $ 66,159
  Variable rates                   181,500     88,559     56,201    326,260
                                  --------   --------   --------   --------
     Total                        $209,560   $117,228   $ 65,631   $392,419
                                  --------   --------   --------   --------

COMPARISON OF 1997 AND 1996 YEARS
--------------------------------------------------------------------------------

GENERAL. For 1997, Webster reported net income of $41.1 million, or $1.07 per share on a diluted basis. Included in the 1997 results are merger and acquisition expenses of $29.8 million and provisions for loan losses of $9.9 million specifically related to the Derby, People's and MidConn acquisitions. Excluding the effect of merger and acquisition expenses and additional provisions for loan losses, net income for the 1997 year would have been $64.5 million or $1.68 per diluted share. Net income for 1996 amounted to $54.0 million, or $1.36 per share on a diluted basis. Included in the 1996 results are expenses of $10.1 million related to a special assessment associated with the recapitalization of the Savings Association Insurance Fund ("SAIF"), $500,000 of acquisition related charges for the Shawmut Transaction and a $15.9 million gain on the sale of deposits resulting from the sale of seven Danbury, CT region branch offices. Excluding the effects of these items, net income for the 1996 year would have been $50.9 million or $1.29 per diluted share. Results for the Shawmut Transaction are included in the accompanying Consolidated Financial Statements from the date of acquisition on February 16, 1996.

NET INTEREST INCOME. Net interest income before provision for loan losses increased $28.9 million in 1997 to $251.0 million from $222.1 million in 1996. The increase is primarily attributable to an increased volume of average interest-earning assets and interest-bearing liabilities as a result of balance sheet growth. The balance sheet growth was due in part to the utilization of the proceeds of the Capital Trust I Capital Securities offerings in 1997, which supported increases in interest-earning assets and interest-bearing liabilities. See Note 19 to Consolidated Financial Statements. The interest-rate spread for the 1997 year decreased to 2.99% compared to 3.12% in 1996 due primarily to the change in mix of interest-earning assets and interest-bearing liabilities. During 1997, the average balance of securities increased $771.9 million and the average balance of borrowings increased $882.3 million from the year earlier period.

INTEREST INCOME. Total interest income for 1997 amounted to $578.9 million, an increase of $71.8 million, or 14.2% compared to $507.0 million in 1996. This improvement was due primarily to an increase in the average volume of loans and securities offset by a decrease in the average yield on all interest-earning assets to 7.35% in 1997 from 7.40% in 1996.

INTEREST EXPENSE. Interest expense for 1997 totaled $327.8 million, an increase of $42.9 million compared to $284.9 million in 1996. The higher interest expense was due primarily to an increase in the average volume of borrowings and an increase in the average cost of funds on all interest-bearing liabilities to 4.36% in 1997 from 4.28% in 1996.

The following table shows the major categories of average assets and average liabilities together with their respective interest income or expense and the rates earned and paid by Webster.

                                                                       Years Ended December 31,
------------------------------   ---------------------------------------------------------------------------------------------------
                                                 1997                             1996                          1995
                                  Average               Average      Average              Average    Average              Average
(Dollars in thousands)            Balance     Interest    Yield      Balance   Interest    Yield     Balance   Interest    Yield
------------------------------------------------------------------------------------------------------------------------------------
Loans, net (a)                   $4,889,866   $381,283(b)  7.80%  $ 4,613,258   $360,533(b) 7.82%   $ 4,102,638 $311,053(b)  7.58%
Segregated Assets, net (a)           59,500      5,133     8.63        93,034      6,470    6.95        123,293    9,592     7.78
Securities                        2,824,051    186,956     6.62(c)  2,052,158    134,579    6.56(c)   1,751,953  115,570     6.60(c)
Interest-Bearing Deposits            96,252      5,482     5.62        96,612      5,444    5.54         65,782    3,437     5.15
------------------------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets     7,869,669    578,854     7.35     6,855,062    507,026    7.40      6,043,666  439,652     7.27
Other Assets                        372,883                           357,571                           230,310
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                     $8,242,552                       $ 7,212,633                       $ 6,273,976
====================================================================================================================================

Savings and Escrow               $1,238,203     29,615     2.39%  $ 1,222,830     26,975     2.21%  $ 1,074,779   23,130     2.15%
Money Market Savings,
  NOW and DDA                     1,100,750     14,572     1.32     1,175,046     20,245     1.72     1,028,888   25,142     2.44
Time Deposits                     3,398,843    179,292     5.28     3,343,197    182,003     5.44     3,003,348  155,693     5.18
FHL Bank Advances                 1,171,612     67,904     5.80       685,268     40,808     5.96       593,143   37,556     6.33
Repurchase Agreements
  and Other Borrowings              593,029     32,761     5.52       197,083     11,217     5.69        94,650    5,825     6.15
Senior Notes                         40,000      3,660     9.15        40,000      3,660     9.15        40,000    3,660     9.15
------------------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing
  Liabilities                     7,542,437    327,804     4.35     6,663,424    284,908     4.28     5,834,808  251,006     4.29
Other Liabilities                   212,953                            72,087                            27,535
Shareholders' Equity                487,162                           477,122                           411,633
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income and
   Interest-Rate Spread                       $251,050     3.00%                $222,118     3.12%              $188,646     2.98%
====================================================================================================================================
     Total Liabilities and
       Shareholders' Equity      $8,242,552                       $ 7,212,633                       $ 6,273,976
====================================================================================================================================

Net Interest Margin                                        3.19%                            3.24%                            3.14%
====================================================================================================================================

(a) Interest on nonaccrual loans has been included only to the extent reflected in the Consolidated Statements of Income. Nonaccrual loans, however, are included in the average balances outstanding.

(b) Includes amortization of net deferred expense (income) of: $3.9 million, $939,000 and ($1.4 million) in 1997, 1996 and 1995, respectively.

(c)  Yields are adjusted to a fully tax equivalent basis.

Net interest income also can be analyzed in terms of the impact of changing rates and changing volumes. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected Webster's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rates (changes in rates multiplied by prior volume), and (iii) the net change. The change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

                                                 Years Ended December 31,                     Years Ended December 31,
                                                       1997 v. 1996                                 1996 v. 1995
---------------------------------------------------------------------------------------------------------------------------
                                                Increase (Decrease) Due to                   Increase (Decrease)   Due to
(In thousands)                              Rate          Volume           Total         Rate         Volume        Total
---------------------------------------------------------------------------------------------------------------------------
Interest on interest-earning assets:
  Loans and Segregated Assets           $    436       $  18,977        $  19,413    $  9,097       $ 37,261      $  46,358
  Securities                               1,591          50,824           52,415        (553)        21,569         21,016
---------------------------------------------------------------------------------------------------------------------------
    Total                                  2,027          69,801           71,828       8,544         58,830         67,374
---------------------------------------------------------------------------------------------------------------------------
Interest on interest-bearing liabilities:
  Deposits                                (7,884)          2,140           (5,744)        (54)        25,312         25,258
  FHL Bank advances and other
   borrowings                             (2,259)         50,899           48,640      (2,830)        11,474          8,644
---------------------------------------------------------------------------------------------------------------------------
   Total                                 (10,143)         53,039           42,896      (2,884)        36,786         33,902
---------------------------------------------------------------------------------------------------------------------------
Net change in net interest income       $ 12,170       $  16,762        $  28,932    $ 11,428       $ 22,044        $33,472
---------------------------------------------------------------------------------------------------------------------------


PROVISION FOR LOAN LOSSES. The provision for loan losses for 1997 was $24.8 million compared to $13.1 million in 1996. The increase for 1997 is attributable to $9.9 million in provisions made at the time of the acquisitions of Derby, MidConn and People's and $3.4 million related to the sale of non-performing and delinquent loans. The allowance for losses on loans totaled $59.5 million and represented 141.2% of nonaccrual loans at December 31, 1997 versus $53.7 million or 100.4% of nonaccrual loans at December 31, 1996.

NONINTEREST INCOME. Noninterest income for 1997 totaled $42.3 million, compared to $52.0 million in 1996. Included in the 1996 results is a $15.9 million gain on the sale of deposits resulting from the sale of seven Danbury, CT region branch offices. Fees and service charges were $32.0 million in 1997, an increase of $5.9 million, or 22.8% from 1996 due primarily to an increase in the customer base. Gains on the sale of loans and mortgage loan servicing rights amounted to $793,000 in 1997 compared to a loss of $705,000 in 1996. Gains on the sale of securities amounted to $3.1 million in 1997 compared to $3.7 million in 1996. Other noninterest income was $6.7 million for 1997 and $7.1 million for 1996. Also included as a charge to noninterest income in the 1997 period was a loss on disposal of premises and equipment of $915,000.

NONINTEREST EXPENSES. Noninterest expenses for 1997 were $201.7 million compared to $174.5 million in 1996. Included in the 1997 results are merger and acquisition expenses totaling $29.8 million which include: $19.9 million related to the Derby acquisition, $7.2 million related to the People's acquisition and $2.7 million related to the MidConn acquisition. Other components of the increase were higher occupancy, furniture and equipment, intangible amortization and Capital Securities expenses. Offsetting such increases were lower salaries and employee benefits due to decreases in pension and post-retirement benefits and decreased foreclosed property expenses and provisions due to fewer foreclosed properties. Included in the 1996 results are expenses of $10.1 million related to a special assessment associated with the recapitalization of the SAIF and $500,000 related to the Shawmut Transaction. Also included in the 1996 results were benefits from the Bank Insurance Fund ("BIF") and SAIF related to deposit premium reductions.

INCOME TAXES. Income tax expense for 1997 decreased to $25.7 million from $32.6 million in 1996. The decrease in income tax expense is due primarily to merger and acquisition expenses and to lower state income tax rates. Included in the 1997 and 1996 results are $1.1 million and $2.0 million, respectively, of benefits from the reduction of the deferred tax asset valuation allowance. The decrease in the valuation allowance was due to favorable reassessments of known risks during 1997 and 1996.

COMPARISON OF 1996 AND 1995 YEARS
--------------------------------------------------------------------------------

GENERAL. For 1996, Webster reported net income of $54.0 million, or $1.36 per share on a diluted basis. Included in the 1996 results are expenses of $10.1 million related to a special assessment associated with the recapitalization of the SAIF, $500,000 of acquisition related charges for the Shawmut Transaction and a $15.9 million gain on the sale of deposits resulting from the sale of seven Danbury region branch offices. Excluding the effect of these items, net income for the 1996 year would have been $50.9 million or $1.29 per diluted share. Net income for 1995 amounted to $41.4 million, or $1.12 per share on a diluted basis. Included in the 1995 results are expenses of $3.3 million related to the Shelton acquisition, $2.1 million related to changing the name of and merging together Webster's banking subsidiaries, and $1.0 million related to the Shawmut Transaction. Excluding the effects of these expenses, net income for the 1995 year would have been $45.1 million or $1.22 per diluted share. Results for the Shawmut Transaction are included in the accompanying Consolidated Financial Statements only from the date of acquisition on February 16, 1996.

NET INTEREST INCOME. Net interest income before provision for loan losses increased $33.5 million in 1996 to $222.1 million from $188.6 million in 1995. The increase is primarily due to an increased volume of average interest-earning assets and interest-bearing liabilities related to the Shawmut Transaction. Interest-rate spread for the 1996 year increased to 3.12% compared to 2.98% in 1995 also due primarily to lower costing liabilities acquired in the Shawmut Transaction.

INTEREST INCOME. Total interest income for 1996 amounted to $507.0 million, an increase of $67.4 million, or 15.3% compared to $439.7 million in 1995. The higher interest income was due primarily to an increase in the average volume of loans and securities and to a higher average yield on all interest-earning assets which rose to 7.40% in 1996 from 7.27% in 1995.

INTEREST EXPENSE. Interest expense for 1996 totaled $284.9 million, an increase of $33.9 million compared to $251.0 million in 1995. The higher interest expense was due primarily to an increase in the average volume of deposits and borrowings partially offset by a decrease in the average yield on all interest-bearing liabilities to 4.28% in 1996 from 4.29% in 1995. The lower average yields on interest-bearing liabilities is due primarily to the higher number of noninterest bearing and other deposits acquired in the Shawmut Transaction.

PROVISION FOR LOAN LOSSES. The provision for loan losses for 1996 was $13.1 million compared to $9.9 million in 1995. The increased provision for the 1996 year is attributable to an increase in the balance of outstanding loans and the change in portfolio mix. The allowance for losses on loans was $53.7 million and represented 100.4% of nonaccrual loans at December 31, 1996 versus $59.9 million or 90.9% of nonaccrual loans at December 31, 1995.

NONINTEREST INCOME. Noninterest income for 1996 was $52.0 million, compared to $33.3 million in 1995. Included in the 1996 results is a $15.9 million gain on the sale of deposits resulting from the sale of seven Danbury, CT region branch offices. Fees and service charges totaled $26.1 million in 1996, an increase of $4.8 million, or 22.8% from 1995 due primarily to the increase in customers from acquisitions. Losses on the sale of loans and mortgage loan servicing rights were $705,000 in 1996 compared to $4.9 million of gains in 1995. The 1995 results included gains on the sale of mortgage loan servicing rights of $2.1 million. Gains on the sale of securities were $3.7 million in 1996 compared to $502,000 in 1995. Other noninterest income was $7.1 million for 1996 and $6.7 million for 1995.

NONINTEREST EXPENSES. Noninterest expenses for 1996 amounted to $174.5 million compared to $146.9 million in 1995. The increase of $27.6 million is due primarily to increased salaries and employee benefits, occupancy, furniture and equipment, intangible assets amortization, marketing, and other operating expenses with all such increases related primarily to the Shawmut Transaction. Offsetting such increases were lower foreclosed property expenses and provisions due to a decrease in the outstanding balance of foreclosed properties. Included in the 1996 results are expenses of $10.1 million related to a special assessment associated with the recapitalization of the SAIF and $500,000 related to the Shawmut Transaction. Also, included in the 1996 results were benefits from the BIF and SAIF related to deposit premium reductions. At December 31, 1996, approximately 81% of the Bank's deposits were assessed premiums at the BIF rate and 19% at the SAIF rate. Included in the 1995 results were expenses of $3.3 million related to the Shelton acquisition, $2.1 million related to changing the name and merging Webster's banking subsidiaries, and $1.0 million related to the Shawmut Transaction. INCOME TAXES. Income tax expense for 1996 increased to $32.6 million from $23.9 million in 1995. The increase in income tax expense is due primarily to an increase in income before taxes. Included in the 1996 and 1995 results are $2.0 million and $2.3 million, respectively, of benefits from the reduction of the deferred tax asset valuation allowance. The decrease in the valuation allowance was due to favorable reassessments of known risks during 1996 and 1995.

IMPACT OF INFLATION AND CHANGING PRICES
--------------------------------------------------------------------------------

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of a banking institution are monetary in nature. As a result, interest rates have a more significant impact on a banking institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. In the current interest-rate environment, the maturity structure of Webster's assets and liabilities are critical to the maintenance of acceptable performance levels.

RECENT FINANCIAL ACCOUNTING STANDARDS
--------------------------------------------------------------------------------

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the method in which public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim reports issued to shareholders. This statement requires that public business enterprises report quantitative and qualitative information about its reportable segments, including profit or loss, certain specific revenue and expense items and segment assets. Webster plans to report segment information along its four business lines: consumer, business, mortgage banking and trust and investment management services. This statement also requires reconciliations of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to corresponding amounts in the Consolidated Financial Statements. This statement is effective for financial statements for periods beginning after December 15, 1997 and in the initial year of application, comparative information for earlier years is required. Comparative interim information is required in the year subsequent to the adoption.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of this statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. This statement was adopted January 1, 1998. See Note 1.

In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." This statement establishes standards for disclosing information about an entity's capital structure. This statement is effective for financial statements issued for periods ending after December 15, 1997.

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." This statement simplifies the standards for computing and presenting earnings per share previously found in APB Opinion No. 15 and makes them comparable to international standards. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share and requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Webster implemented this statement in the fourth quarter of 1997. See Notes 1 and 16.

RECENT TAX LEGISLATION
--------------------------------------------------------------------------------

Tax law changes were enacted in August 1996 to eliminate the "thrift bad debt" method of calculating bad debt deductions for tax years after 1995 and to impose a requirement to recapture into taxable income (over a six-year period) all bad debt reserves accumulated after 1987. Since Webster previously recorded a deferred tax liability with respect to these post 1987 reserves, its total income tax expense for financial reporting purposes will not be affected by the recapture requirement. The tax law changes also provide that taxes associated with the recapture of pre-1988 bad debt reserves would become payable under more limited circumstances than under prior law. Under the tax laws, as amended, events that would result in recapture of the pre-1988 bad debt reserves include stock and cash distributions to the holding company from the Bank in excess of specified amounts. Webster does not expect such reserves to be recaptured into taxable income.

YEAR 2000 IMPACT
--------------------------------------------------------------------------------

The "Year 2000" issue refers to the potential impact of the failure of computer programs and equipment to give proper recognition of dates beyond December 31, 1999 and other issues related to the Year 2000 century date change. Webster has completed its assessment of Year 2000 issues and has developed and has begun implementing a plan to modify or replace software and hardware systems to ensure proper date recognition. The Corporation is utilizing internal and external resources for this purpose. The total cost of the Year 2000 project is estimated to be $1.5 million.

Webster has initiated formal communications with all significant vendors to determine the extent to which vendors will be Year 2000 compliant. Webster requires compliance as a condition of future business. Contingency plans for vendor failure to comply are incorporated in Webster's Year 2000 plan. There can be no guarantee that the systems on which Webster relies will be in compliance. The estimated cost of the Year 2000 project is based on management's best estimates which could differ from actual results.

CONSOLIDATED STATEMENTS OF CONDITION


(Dollars in thousands, except share data)
                                                                                                             December 31,
                                                                                                          -----------------
ASSETS                                                                                                    1997         1996
---------------------------------------------------------------------------------------------------------------------------
Cash and Due from Depository Institutions                                                           $  151,322     $131,567
Interest-bearing Deposits                                                                               77,104       36,059
Securities: (Note 3)
   Trading at Fair Value                                                                                84,749       59,331
   Available for Sale, at Fair Value                                                                 3,092,287    1,395,336
   Held to Maturity, (Market Value: $412,061 in 1997; $644,153 in 1996)                                412,237      650,506
Loans Receivable, Net (Note 4)                                                                       4,954,813    4,737,883
Segregated Assets, Net (Note 5)                                                                         41,038       75,670
Accrued Interest Receivable                                                                             52,658       46,639
Premises and Equipment, Net (Note 6)                                                                    71,887       72,608
Foreclosed Properties, Net (Note 13)                                                                    11,943       18,598
Intangible Assets (Note 2)                                                                              78,493       81,936
Prepaid Expenses and Other Assets (Note 7)                                                              67,356       62,808
---------------------------------------------------------------------------------------------------------------------------

      Total Assets.                                                                                 $9,095,887   $7,368,941
===========================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

---------------------------------------------------------------------------------------------------------------------------
Deposits (Note 8)                                                                                   $5,719,030  $5,826,264
Federal Home Loan Bank Advances (Note 9)                                                             1,516,634     776,888
Reverse Repurchase Agreements and Other Borrowings (Note 10)                                         1,032,963     180,947
Advance Payments by Borrowers for Taxes and Insurance                                                   30,570      37,737
Accrued Expenses and Other Liabilities                                                                  84,851      74,281
--------------------------------------------------------------------------------------------------------------------------
    Total Liabilities                                                                                8,384,048   6,896,117
---------------------------------------------------------------------------------------------------------------------------

Corporation-Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trust (Note 19)          145,000          --
Preferred Stock of Subsidiary Corporation (Note 20)                                                     49,577          --

SHAREHOLDERS' EQUITY: (NOTES 15, 16 AND 17)
---------------------------------------------------------------------------------------------------------------------------
   Cumulative Convertible Preferred Stock, Series B:
     0 shares issued and outstanding at December 31, 1997 and
     98,084 shares issued and outstanding at December 31, 1996                                              --           1
   Common Stock, $.01 par value:
     Authorized - 50,000,000 shares;
     Issued - 37,574,177 shares at December 31, 1997 and 37,537,451 shares in 1996                         376         375
   Paid-in Capital                                                                                     241,552     263,727
   Retained Earnings                                                                                   257,954     229,876
   Less Treasury Stock at cost, 45,916 shares at December 31, 1997 and
     1,150,548 shares at December 31, 1996                                                              (1,116)    (18,801)
   Less Employee Stock Ownership Plan Shares Purchased with Debt                                        (1,971)     (2,574)
   Accumulated Other Comprehensive Income                                                               20,467         220
---------------------------------------------------------------------------------------------------------------------------
     Total Shareholders' Equity                                                                        517,262     472,824
---------------------------------------------------------------------------------------------------------------------------
   Commitments and Contingencies (Notes 4, 6 and 21)
     Total Liabilities and Shareholders' Equity                                                     $9,095,887  $7,368,941
===========================================================================================================================

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

                                                                                             Years Ended December 31,
                                                                                    ---------------------------------------
(Dollars in thousands, except per share data)                                       1997              1996             1995
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans and Segregated Assets                                                    $ 386,416        $  367,004        $ 320,645
Securities and Interest-bearing Deposits                                         192,438           140,022          119,007
---------------------------------------------------------------------------------------------------------------------------
     Total Interest Income                                                       578,854           507,026          439,652
---------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on Deposits (Note 8)                                                    223,479           229,223          203,964
Interest on Borrowings                                                           104,325            55,685           47,042
---------------------------------------------------------------------------------------------------------------------------
     Total Interest Expense                                                      327,804           284,908          251,006
---------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                              251,050           222,118          188,646
Provision for Loan Losses (Note 4)                                                24,813            13,054            9,864
---------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses                              226,237           209,064          178,782
---------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Fees and Service Charges                                                          32,013            26,060           21,223
Gain (Loss) on Sale of Loans and Loan Servicing, Net                                 793             (705)            4,891
Gain on Sale of Securities, Net (Note 3)                                           3,142             3,670              502
Gain on Sale of Deposits                                                             546            15,904               --
Loss on Disposal of Premises & Equipment                                           (915)                --               --
Other Noninterest Income                                                           6,685             7,080            6,700
---------------------------------------------------------------------------------------------------------------------------
     Total Noninterest Income                                                     42,264            52,009           33,316
---------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES:
Salaries and Employee Benefits                                                    74,369            77,676           68,292
Occupancy Expense of Premises                                                     16,408            15,393           11,636
Furniture and Equipment Expenses                                                  14,030            12,995            9,861
Federal Deposit Insurance Premiums                                                 1,657             3,366            8,655
SAIF Recapitalization Expense                                                         --            10,128               --
Foreclosed Property Expenses
   and Provisions, Net (Note 13)                                                   4,184             5,158            7,635
Intangible Amortization                                                            9,249             8,102            3,740
Marketing Expenses                                                                 7,576             7,740            6,000
Merger and Acquisition Expenses (Note 18)                                         29,792               500            4,271
Name Change and Subsidiary Merger Expense                                             --                --            2,100
Capital Securities Expense (Note 19)                                              11,368                --               --
Dividends on Preferred Stock of Subsidiary Corporation (Note 20)                      85                --               --
Other Operating Expenses                                                          32,945            33,419           24,673
---------------------------------------------------------------------------------------------------------------------------
     Total Noninterest Expenses                                                  201,663           174,477          146,863
---------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                                        66,838            86,596           65,235
Income Taxes (Note 14)                                                            25,725            32,602           23,868
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                        41,113            53,994           41,367
Preferred Stock Dividends                                                             --             1,149            1,296
---------------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders                                    $  41,113       $    52,845       $   40,071
===========================================================================================================================
NET INCOME PER COMMON SHARE (NOTE 16):
     Basic                                                                     $    1.10       $      1.44       $     1.18
     Diluted                                                                        1.07              1.36             1.12

---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                              Years Ended December 31,
                                                                                              -------------------------
(Dollars in thousands)                                                                   1997           1996           1995
-------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                         $    41,113        $  53,994   $   41,367
Other Comprehensive Income (Loss) Net of Tax
    Unrealized Gains (Losses) on Securities:
    Unrealized Holding Gain (Loss) Arising During Year
       (net of income tax expense (benefit) of $13,516, ($981) and
       $9,135 for 1997, 1996 and 1995, respectively)                                    21,591           (1,626)      15,833

Less: Reclassification Adjustment for Gains
    Included in Net Income (net of income tax expense
    of ($841), ($778) and ($5) for 1997, 1996 and 1995, respectively)                    1,344            1,288           10
-------------------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income (Loss)                                                       20,247           (2,914)      15,823
-------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                    61,360           51,080       57,190
Less:  Dividends on Preferred Stock                                                          -            1,149        1,296
-------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income Applicable to
   Common Stock                                                                   $     61,360        $  49,931   $   55,894
-------------------------------------------------------------------------------------------------------------------------------

    See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                           Employee
                                                                                     Stock
(In thousands, except per share data)                                                    Ownership     Accumulated
                                                                              Plan Shares      Other
                              Preferred    Common    Paid-In     Retained     Treasury  Purchased      Comprehensive
                                 Stock      Stock    Capital     Earnings        Stock  With Debt        Income(Loss)      Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994     $     2     $  326   $209,013    $ 175,373   $  (3,692)   $(4,221)        $(12,689)     $  364,112
Net Income for 1995                  -          -          -       41,367           -          -                -          41,367
Dividends Paid:
  $.32 Per Common Share              -          -          -       (4,382)          -          -                -          (4,382)
Cash Dividends Declared by
   Pooled Companies Prior
   to Mergers                        -          -          -       (6,368)          -          -                -          (6,368)
Dividends Paid or Accrued:
  Preferred Series B                 -          -          -       (1,296)          -          -                -          (1,296)
Allocation of ESOP Shares            -          -         (3)           -           -        920                -             917
Fractional Shares Paid               -          -        (13)           -           -          -                -             (13)
Exercise of Stock Options            -          -      1,809            -         402          -                -           2,211
Proceeds from Sale
   of Common Stock                   -         42     48,748           (21)         -          -                -          48,769
Stock Dividends Declared by
   Pooled Companies Prior
   to Mergers                        -          8     14,330       (14,356)         -          -                -             (18)
Pooling Adjustments, Net             -          -       (829)            -          -          -               (37)          (866)
Net Unrealized Gain on
   Securities Available for
   Sale, Net of Taxes                -          -          -             -          -          -            15,860         15,860
Other, Net                           -         (2)       499             1          -          -                 -            498
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995     $     2     $  374   $273,554    $  190,318  $   (3,290)  $(3,301)        $   3,134     $  460,791
====================================================================================================================================
Net Income for 1996                  -          -          -        53,994           -         -                 -         53,994
Dividends Paid:
  $.34 Per Common Share              -          -          -        (5,546)          -         -                 -         (5,546)
Cash Dividends Declared by
  Pooled Companies Prior
  to Mergers                         -          -          -        (7,741)          -         -                 -         (7,741)
Dividends Paid or Accrued:
  Preferred Series B                 -          -          -        (1,149)          -         -                 -         (1,149)
Allocation of ESOP Shares            -          -         94             -           -       727                 -            821
Exercise of Stock Options            -          4      1,468            (2)      3,351         -                 -          4,821
Conversion of Preferred
  Series B to Common Stock          (1)         -     (8,724)            -       8,725         -                 -              -
Common Stock Repurchased             -          -          -             -     (27,611)        -                 -        (27,611)
Pooling Adjustments, Net             -         (3)    (3,215)            2           -         -            (1,365)        (4,581)
Net Unrealized Loss on
  Securities Available for
  Sale, Net of Taxes                 -          -          -             -           -         -            (1,549)        (1,549)
Other, Net                           -          -        550             -          24         -                 -            574
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996     $     1     $  375   $263,727     $ 229,876   $ (18,801)  $(2,574)        $     220     $  472,824
====================================================================================================================================

Net Income for 1997                  -          -          -       41,113            -          -              -           41,113
Dividends Paid:
   $.40 Per Common Share             -          -          -       (9,037)           -          -              -           (9,037)
Cash Dividends Declared by
   Pooled Companies Prior
   to Mergers                        -          -          -       (6,846)           -          -              -           (6,846)
Allocation of ESOP Shares            -          -        166           -             -        603              -              769
Exercise of Stock Options            -          8        264           (4)       5,058          -              -            5,326
Conversion of Preferred
   Series B to Common Stock         (1)         -    (18,499)          -        18,500          -              -                -
Common Stock Repurchased             -          -          -           -        (6,020)         -              -           (6,020)
Common Stock Issued in
   Consideration for Sachem Trust    -          2      3,971           (1)           -          -              -            3,972
Pooling Adjustments, Net             -         (5)    (8,833)       2,913            -          -         (4,020)          (9,945)
Net Unrealized Gain on
   Securities Available for
   Sale, Net of Taxes                -          -          -            -            -          -         24,615           24,615
Other, Net                           -         (4)       756          (60)         147          -           (348)             491
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997     $     -     $  376   $241,552     $257,954    $  (1,116)   $(1,971)       $20,467         $517,262
====================================================================================================================================


See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             Years Ended December 31,
                                                                                    ---------------------------------------
(In thousands)                                                                      1997              1996             1995
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net Income                                                                       $41,113       $    53,994        $  41,367
Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities:
     Provision for Loan Losses                                                    24,813            13,054            9,864
     Provision for Foreclosed Property Losses                                      1,637             2,523            4,865
     Provision for Depreciation and Amortization                                  11,298             9,441            6,962
     (Accretion) Amortization of Securities Premiums, Net                         (1,700)            5,067              897
     Amortization and Write-down of Intangibles                                    9,249             8,102            3,358
     Amortization of Hedging Costs                                                 2,985               780              250
     Mortgage Servicing Rights Amortization and Provision                          1,215               615              838
     Gains on Sale of Deposits                                                      (546)          (15,904)              --
     Gains on Sale of Foreclosed Properties                                       (1,274)           (1,650)          (1,716)
     Gains on Sale of Loans and Securities                                        (3,706)           (2,050)          (4,914)
     Gains on Sale of Trading Securities                                            (229)             (915)            (479)
     Loss on Disposal of Premises and Equipment                                      915                --               --
     (Increase) Decrease in Trading Securities                                   (40,952)           24,539           69,698
     Loans Originated for Sale                                                   (59,543)         (136,814)        (108,679)
     Sale of Loans, Originated for Sale                                           70,372           112,370          147,154
     (Increase) Decrease in Interest Receivable                                   (6,019)              194           (6,390)
     (Increase) Decrease in Prepaid Expenses and Other Assets                    (19,487)          (15,242)           9,132
     Increase (Decrease) in Interest Payable                                      18,389              (866)           1,747
     Increase (Decrease) in Accrued Expenses and Other Liabilities, Net            9,310           (12,736)           7,389
---------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by Operating Activities                                  57,840            44,502          181,343
---------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Purchases of Securities, Available for Sale                                   (2,139,050)         (945,317)        (469,150)
Purchases of Securities, Held to Maturity                                        (24,213)         (162,564)        (390,660)
Maturities of Securities                                                         210,682           207,689          155,175
Proceeds from Sales of Securities, Available for Sale                            156,203           473,753          235,077
Proceeds from Sales of Securities, Held to Maturity                                   --                --            4,032
Net (Increase) Decrease in Interest-bearing Deposits                             (41,045)            57,513         (14,428)
Purchase of Loans                                                               (191,078)          (113,582)       (107,297)
Net Increase in Loans                                                            (79,051)           (49,848)        (64,752)
Proceeds from Sale of Foreclosed Properties                                       24,787            26,694           23,569
Net Decrease in Segregated Assets                                                 20,932            29,169           28,941
Sale of Segregated Assets                                                         13,700                --               --
Principal Collected on Mortgage-Backed Securities                                368,000           302,037          154,870
Purchase of Premises and Equipment, Net                                          (11,436)          (14,041)         (11,582)
Proceeds from Sales of Premises and Equipment                                         --               735              443
Net Cash and Cash Equivalents Received from Bank Acquisition                          --           310,336               --
---------------------------------------------------------------------------------------------------------------------------
       Net Cash (Used) Provided by Investing Activities                       (1,691,569)          122,574         (455,762)
---------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Net (Decrease) Increase in Deposits                                              (96,929)          (55,141)          16,270
Net Proceeds from Sale of Common Stock                                                --                --           48,769
Sale of Deposits                                                                  (9,179)         (168,506)              --
Repayment of FHL Bank Advances                                                (5,167,029)       (2,093,849)      (1,302,486)
Proceeds from FHL Bank Advances                                                5,906,775         2,288,661        1,322,493
Repayment of Other Borrowings                                                 (4,448,386)       (1,631,765)        (194,341)
Proceeds from Other Borrowings                                                 5,301,170         1,561,053          396,098
Net Proceeds from Issuance of Capital Securities                                 141,327                --               --
Net Proceeds from Preferred Stock of Subsidiary Corporation                       49,577                --               --
Cash Dividends to Common and Preferred Shareholders                              (15,883)          (14,436)         (12,054)
Net (Decrease) Increase in Advance Payments for Taxes and Insurance               (7,747)            2,429             (138)
Exercise of Stock Options                                                          5,808             5,476            2,709
Common Stock Repurchased                                                          (6,020)          (27,611)              --
---------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided (Used) by Financing Activities                        1,653,484          (133,689)         277,320
---------------------------------------------------------------------------------------------------------------------------

Increase in Cash and Cash Equivalents                                             19,755            33,387            2,901
Cash and Cash Equivalents at Beginning of Period                                 131,567            98,180           95,279
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                  $    151,322    $      131,567     $     98,180
===========================================================================================================================
                                                                                              Years Ended December 31,
                                                                                   ----------------------------------------
(In thousands)                                                                      1997              1996             1995
---------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES:
Income Taxes Paid                                                           $     27,662    $       40,202     $     24,303
Interest Paid                                                                    315,293           282,699          249,527
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Transfer of Loans to Foreclosed Properties                                        29,552            25,015           23,903
Transfer of Securities from Held to Maturity to Available for Sale               109,329            90,858          412,266
Securitization of Loans into Mortgage-Backed Securities Available for Sale            --                83           69,455
Securitization of Loans into Trading Mortgage-Backed Securities                       --            16,888           83,909

Assets acquired and liabilities assumed in 1996 purchase business combinations were as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Year Ended
(In thousands)                                                                                            December 31, 1996
---------------------------------------------------------------------------------------------------------------------------
ASSETS ACQUIRED:
   Loans                                                                                                          $ 621,955
   Premises and Equipment                                                                                             8,008
   Other Assets                                                                                                       3,059
---------------------------------------------------------------------------------------------------------------------------
     Total Assets Acquired                                                                                          633,022
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES ASSUMED:
   Deposits                                                                                                       1,099,551
   Less Deposits Exchanged                                                                                          (95,163)
---------------------------------------------------------------------------------------------------------------------------
   Net Deposits Assumed                                                                                           1,004,388
   Other Liabilities                                                                                                  1,883
---------------------------------------------------------------------------------------------------------------------------
     Total Liabilities Assumed                                                                                    1,006,271
---------------------------------------------------------------------------------------------------------------------------
   Net Liabilities Assumed                                                                                          373,249
   Net Premium Paid for Deposits                                                                                    (62,913)
---------------------------------------------------------------------------------------------------------------------------
   Net Cash and Cash Equivalents Received from Bank Acquisition                                                   $ 310,336
===========================================================================================================================



See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

a) Business
Webster Financial Corporation, ("Webster"), through its subsidiary, Webster Bank (the "Bank"), delivers financial services to individuals, families and businesses throughout Connecticut. Webster Bank is organized along four business lines - consumer, business, mortgage banking, and trust and investment services, each supported by centralized administration and operations. Webster has grown significantly in recent years, primarily through a series of acquisitions which have expanded and strengthened its franchise in Connecticut. Webster Bank was founded in 1935 and converted from a federal mutual to a federal stock institution in 1986.

b) Basis of Financial Statement Presentation
The Consolidated Financial Statements include the accounts of Webster and its subsidiaries. The Consolidated Financial Statements and notes hereto have been retroactively restated to include the accounts of Eagle Financial Corp.
("Eagle") acquired on April 15, 1998, People's Savings Financial Corp. ("People's") acquired on July 31, 1997, MidConn Bank ("MidConn") acquired on May 31, 1997, DS Bancor, Inc. ("Derby") acquired on January 31, 1997, Shelton Bancorp, Inc. ("Shelton") acquired on November 1, 1995 and Shoreline Bank and Trust Company ("Shoreline") acquired on December 16, 1994 as if the mergers had occurred at the beginning of the period of the earliest date presented (See Note
2). The number of common shares have been retroactively restated for a stock dividend and stock split. The financial statements have been prepared in conformity with generally accepted accounting principles and all significant intercompany transactions have been eliminated in consolidation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported assets and liabilities as of the date of the balance sheets and revenues and expenses for the periods presented. The actual results of Webster could differ from those estimates. Material estimates that are susceptible to near-term changes include the determination of the allowance for loan losses, the valuation allowance of the deferred tax asset and the valuation of foreclosed property.

c) Allowance for Loan Losses
An allowance for loan losses is established based upon a review of the loan portfolio, loss experience, specific problem loans, current and anticipated economic conditions and other pertinent factors which, in management's judgment, deserve current recognition in estimating loan losses. Effective January 1, 1995, Webster adopted Statement of Financial Accounting Standard ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No.
118. Under this standard, commercial and commercial real estate loans are considered impaired when it is probable that Webster will not collect all amounts due in accordance with the contractual terms of the loan. Certain loans are exempt from the provisions of SFAS No. 114, including large groups of smaller balance homogenous loans that are collectively evaluated for impairment, such as consumer and residential mortgage loans.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Webster's allowance for loan losses. Such agencies may require Webster to recognize additions to the allowance for loan losses based on judgments different from those of management.

d) Foreclosed Properties
Foreclosed properties are acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Foreclosed properties are reported at the lower of fair value less estimated selling expenses or cost with an allowance for losses to provide for declines in value. Operating expenses are charged to current period earnings and gains and losses upon disposition are reflected in the Consolidated Statements of Income when realized.

e) Loans
Loans are stated at the principal amounts outstanding. Interest on loans is credited to income as earned based on the rate applied to principal amounts outstanding. Interest which is more than 90 days past due is not accrued. Such interest ultimately collected, if any, is credited to income in the period received. Loan origination fees, net of certain direct origination costs and premiums and discounts on loans purchased, are recognized in interest income over the lives of the loans using a method approximating the interest method. Loans held for sale are carried at the lower of cost or market value in aggregate. Net unrealized losses on loans held for sale, if any, are recognized in a valuation allowance by charges to income.

f) Securities
Securities are classified into one of three categories. Securities with fixed maturities that management has the intent and ability to hold to maturity are classified as Held to Maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts over the estimated terms of the securities using a method which approximates the level yield method. Securities that management intends to hold for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, are classified as Available for Sale. All Equity Securities are classified as Available for Sale. Securities Available for Sale are carried at fair value with unrealized gains and losses recorded as adjustments to shareholders' equity on a tax-effected basis. Securities classified as Trading Securities are carried at fair value with unrealized gains and losses included in earnings. Gains and losses on the sales of securities are recorded using the specific identification method.

Mortgage-backed securities, which include collateralized mortgage obligations ("CMOs"), are either U.S. Government Agency securities or are rated in at least the top two ratings categories by at least one of the major rating agencies at the time of purchase. One of the risks inherent when investing in mortgage-backed securities and CMOs is the ability of such instruments to incur prepayments of principal prior to maturity. Because of prepayments, the weighted-average yield of these securities may also change, which could affect earnings.

g) Interest-rate Instruments
Webster uses as part of its asset/liability management strategy various interest-rate contracts including short futures positions, interest-rate swaps and interest-rate caps and floors. Webster holds short futures positions to minimize the price volatility of certain adjustable rate assets held as Trading Securities. Changes in the market value of short futures positions are recognized as a gain or loss in the Consolidated Statements of Income in the period for which the change occurred.

Interest-rate caps, interest-rate floors and interest-rate swaps are entered into as hedges against future interest rate fluctuations. Webster does not trade in speculative interest-rate contracts. Those agreements meeting the criteria for hedge accounting treatment are designated as hedges and are accounted for as such. If a contract is terminated, any unrecognized gain or loss is deferred and amortized as an adjustment to the yield of the related asset or liability over the remainder of the period that was being hedged. If the linked asset or liability is disposed of prior to the end of the period being managed, the related interest-rate contract is marked to fair value, with any resulting gain or loss recognized in current period income as an adjustment to the gain or loss on the disposal of the related asset or liability. Interest income or expense associated with interest-rate caps and swaps is recorded as a component of net interest income. Interest-rate instruments that hedge Available for Sale assets are marked to fair value monthly with adjustments to shareholders' equity on a tax-effected basis.

h) Interest-bearing Deposits
Interest-bearing Deposits consist primarily of deposits in the Federal Home Loan Bank ("FHL Bank") or other short-term overnight investments. These deposits are carried at cost which approximates market value.

i) Premises and Equipment
Depreciation of premises and equipment is accumulated on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 15 to 40 years for buildings and improvements and 3 to 20 years for furniture, fixtures and equipment. Amortization of leasehold improvements is calculated on a straight-line basis over the terms of the related leases.

Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains and losses are credited or charged to income.

j) Segregated Assets
Segregated Assets represent commercial, commercial real estate and multi-family loans acquired in the October 1992, First Constitution Bank ("First Constitution") acquisition. In addition, Segregated Assets contain foreclosed properties that have been so classified subsequent to the acquisition date. These assets are subject to a loss-sharing arrangement with the Federal Deposit Insurance Corporation ("FDIC") as discussed in Notes 2 and 5.

Interest on Segregated Assets is credited to income earned on loans and Segregated Assets based on the rate applied to principal amounts outstanding. Interest which is more than 90 days contractually past due is not accrued. Such interest ultimately collected, if any, is credited to income in the period received.

k) Intangible Assets
Intangible assets consist of core deposit intangibles and goodwill. The core deposit intangibles are the excess of the purchase price over the fair value of the tangible net assets acquired in bank acquisitions accounted for using the purchase accounting method and allocated to deposits. The core deposit intangibles are being amortized on a straight-line basis over a period of ten years from the acquisition dates. On a periodic basis, management assesses the recoverability of the core deposit intangibles. Such assessments encompass a projection of future earnings from the deposit base as compared to the original expectations, based upon a discounted cash flow analysis. If an assessment of the core deposit intangibles indicates that they are impaired, a charge to income for the most recent period is recorded for the amount of the impairment. Goodwill is the excess of cost over the fair value of tangible net assets acquired in bank acquisitions accounted for using the purchase accounting method and not allocated to any specific asset or liability category. Goodwill is being amortized on a straight-line basis over periods up to fifteen years from the acquisition date. The Corporation also reviews goodwill on a periodic basis for events or changes in circumstances that may indicate that the carrying amount of goodwill may not be recoverable.

l) Income Taxes
Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance has been provided for a portion of the deferred tax asset that may not be realized. The valuation allowance is adjusted as facts and circumstances warrant.

m) Employee Benefit Plans
The Bank has a noncontributory pension plan covering substantially all employees. Pension costs are accrued in accordance with generally accepted accounting principles and are funded in accordance with the requirements of the Employee Retirement Income Security Act ("ERISA"). The Bank also accrues costs related to post-retirement benefits.

n) Net Income Per Share
Basic net income per share is calculated by dividing net income available to common shareholders by the weighted-average number of shares of common stock outstanding. Diluted net income per share is calculated by dividing adjusted net income by the weighted-average diluted common shares, including the effect of common stock equivalents and the hypothetical conversion into common stock of the Series B cumulative convertible preferred stock. The common stock equivalents consist of common stock options and warrants. The weighted-average number of shares used in the computation of basic earnings per share for the years ended December 31, 1997, 1996 and 1995 were 37,445,418, 36,810,846 and
34,004,953 respectively, and diluted earnings per share were 38,473,196, 39,559,530 and 36,797,410 for the same periods, respectively.

o) Stock Compensation
SFAS No. 123 "Accounting for Stock-Based Compensation," encourages all companies to adopt a new fair value based method of accounting for stock-based employee compensation plans. Under the provisions of this statement, Webster has elected to continue to measure compensation for its stock option plans using the accounting method prescribed by Accounting Principal Board Opinion No. 25 ("APB No. 25") "Accounting for Stock Issued to Employees." Entities electing to maintain accounting standards under APB No. 25 must make pro forma disclosures for net income and earnings per share as if the fair value based method of accounting had been applied. See Note 17.

(p) Statements of Cash Flows

For the purposes of the Statements of Cash Flows, Webster considers cash on hand in banks to be cash equivalents.

(q) Loan Sales and Servicing Sales
Gains or losses on sales of loans are recognized at the time of the sale. During the 1995 second quarter, Webster elected early adoption of SFAS No. 122 "Accounting for Mortgage Servicing Rights", that was superseded by SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 122 required, and SFAS No. 125 continues to require that a mortgage banking entity recognize as a separate asset the value of the right to service mortgage loans for others, regardless of how those servicing rights are acquired. Fair values are estimated considering loan prepayment predictions, historical prepayment rates, interest rates, and other economic factors. For purposes of impairment evaluation and measurement, Webster stratifies mortgage servicing rights based on predominate risk characteristics of the underlying loans including loan type, interest rate and amortization type (fixed or adjustable). To the extent that the carrying value of mortgage servicing rights exceeds fair value by individual stratum, a valuation allowance is established. The allowance may be adjusted for changes in fair value. The cost basis of mortgage servicing rights is amortized into noninterest income over the estimated period of servicing revenue. See Note 7.

When loans sold have an average contractual interest rate, adjusted for normal servicing costs, which differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over estimated remaining life of such loans. Any resulting net premium is amortized over the same estimated life using a method approximating the interest method. The aggregate of unamortized excess servicing rights arising from gains on loan sales is included in the accompanying Consolidated Statements of Condition as a component of Prepaid Expenses and Other Assets and is periodically reviewed and adjusted for changed circumstances.

r) Comprehensive Income
The provisions of SFAS No. 130, "Reporting Comprehensive Income" were adopted as of January 1, 1998. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (such as changes in net unrealized investment gains and losses). Comprehensive income includes net income and any changes in equity from non-owner sources that bypass the income statement. The purpose of reporting comprehensive income is to report a measure of all changes in equity of an enterprise that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. Application of SFAS No. 130 will not impact amounts previously reported for net income or affect the comparability of previously issued financial statements. The adoption of SFAS No. 130, resulted in a change in financial statement disclosures only and had no effect on Webster's financial position or results.

s) Reclassifications
Certain  financial   statement   balances  as  previously   reported  have  been
reclassified  to  conform  to  the  1997   Consolidated   Financial   Statements
presentation.

NOTE 2:  BUSINESS COMBINATIONS
--------------------------------------------------------------------------------

POOLING OF INTEREST TRANSACTION CONSUMMATED IN 1998
---------------------------------------------------

On April 15, 1998, Webster acquired Eagle and its subsidiary, Eagle Bank, a $2.1 billion savings bank, headquartered in Bristol, Connecticut. In connection with the merger with Eagle, Webster issued 10,615,156 shares of its common shares of all the outstanding shares of Eagle common stock. Under the terms of the agreement, each outstanding share of Eagle common stock was converted into 1.68 shares of Webster common stock. This acquisition was accounted for as a pooling of interests, and as such, the Consolidated Financial Statements include Eagle's financial data as if Eagle had been combined at the beginning of the earliest period presented. Prior to the acquisition, Eagle's fiscal year ended on September 30. In recording the pooling of interest combination, Eagle's financial statements as of and for the twelve months ended September 30, 1997, 1996 and 1995 were combined with Webster's financial statements as of and for the twelve months ended December 31, 1997, 1996 and 1995, respectively.

POOLING OF INTERESTS TRANSACTIONS
--------------------------------------------------------------------------------

All acquisitions accounted for under the pooling of interests method include financial data as if the combination occurred at the beginning of the earliest period presented.

THE  PEOPLE'S  ACQUISITION
On July 31, 1997, Webster acquired People's and its subsidiary, People's Savings Bank & Trust, a $482 million savings bank headquartered in New Britain, Connecticut. IN connection with the merger with People's, Webster issued 3,151,992 shares of its common stock for all the outstanding shares of People's common stock. Under the terms of the agreement, each outstanding share of People's common stock was converted into .85 shares of Webster common stock.


THE MIDCONN ACQUISITION
On May 31, 1997, Webster acquired MidConn as a result of its acquisition of Eagle Financial Corp. ("Eagle"). In connection with the merger, Webster effectively issued 2,869,440 shares of its common stock for all the outstanding shares of MidConn common stock after adjusting for the conversion factor related to the Eagle Acquisition and subsequent common stock split. The acquisition was accounted for as a pooling of interests, and as such, the Consolidated Financial Statements include MidConn's financial data as if MidConn had been combined at the beginning of the earliest period presented.

THE DERBY ACQUISITION
On January 31, 1997, Webster acquired Derby and its subsidiary, Derby Savings Bank, a $1.2 billion savings bank headquartered in Derby, Connecticut. In connection with the merger with Derby, Webster issued 7,002,740 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the agreement each outstanding share of Derby common stock was converted into 1.14158 shares of Webster common stock.

THE SHELTON ACQUISITION
On November 1, 1995, Webster acquired Shelton and its subsidiary, Shelton Savings Bank, a $295 million savings bank headquartered in Shelton, Connecticut. In connection with the acquisition, Webster issued 2,585,098 shares of its common stock for all of the outstanding shares of Shelton common stock, based on an exchange ratio of .92 shares of Webster common stock for each of Shelton's outstanding shares of common stock.

THE SHORELINE ACQUISITION
On December 16, 1994, Webster acquired Shoreline, based in Madison, Connecticut which had $51 million of assets. In connection with the acquisition of Shoreline, Webster issued 533,000 shares of its common stock for all of the outstanding shares of Shoreline common stock, based on an exchange ratio of 1 share of Webster's common stock for 2 shares of Shoreline's common stock.

PURCHASE TRANSACTIONS
--------------------------------------------------------------------------------

The following acquisitions were accounted for as purchase  transactions,  and as
such,  results  of  operations  are  included  in  the  Consolidated   Financial
Statements subsequent to acquisition.

THE SACHEM ACQUISITION
On August 1, 1997, Webster acquired Sachem Trust National Association ("Sachem Trust"), a trust company headquartered in Guilford, Connecticut which had approximately $300 million of trust assets under management, in a tax- free stock-for-stock exchange. Under the terms of the agreement, Webster issued 166,770 shares of Webster common stock for all 173,000 outstanding shares of Sachem Trust. As a result of this transaction, Webster recorded $5.8 million as goodwill.

THE SHAWMUT TRANSACTION
On February 16, 1996, Webster Bank acquired 25 branches in the Hartford market from Shawmut Bank Connecticut National Association, as part of a divestiture in connection with the merger of Shawmut and Fleet Bank (the "Shawmut Transaction"). In the branch purchase, Webster Bank acquired approximately $1.1 billion in deposits and $622 million in loans. As a result of this transaction, Webster recorded $64.1 million as a core deposit intangible asset. In connection with the Shawmut Transaction, Webster raised net proceeds of $32.1 million through the sale of 2,499,200 shares of its common stock in an underwritten public offering in December 1995.

THE BANK OF  HARTFORD ACQUISITION
On June 10, 1994, Webster acquired certain assets and assumed all insured deposits of The Bank of Hartford from the FDIC. The acquisition was accounted for as a purchase and, accordingly, the assets and liabilities assumed were recorded based on estimated fair values at the date of acquisition. In connection with the Bank of Hartford acquisition, Webster raised net proceeds of $16.7 million through the sale of 1,448,681 shares of its common stock.

BRISTOL SAVINGS BANK ACQUISITION
On March 3, 1994, Bristol Savings Bank ("Bristol") converted from a Connecticut mutual savings bank to a Connecticut capital stock savings bank and concurrently became a wholly-owned subsidiary of Webster. Bristol had 5 banking offices in Hartford County. In connection with the conversion, Webster completed the sale of 2,300,000 shares of its common stock in related subscription and public offerings. Negative goodwill of $2.3 million represented the net effect of all purchase accounting adjustments and is recorded as a reduction of premises and equipment and is being amortized over a 10 year period. Bristol was merged with the Bank in November 1995.

NOTE 3: SECURITIES
--------------------------------------------------------------------------------

A summary of securities follows:

                                                                      December 31,
                                ------------------------------------------------------------------------------------------------
                                                       1997                                         1996
                                ------------------------------------------------------------------------------
                                Amortized           Unrealized      Estimated     Amortized       Unrealized      Estimated
(In thousands)                   Cost           Gains    Losses     Fair Value      Cost       Gains    Losses   Fair Value
--------------------------------------------------------------------------------------------------------------------------------
Trading Securities:
Mortgage-Backed Securities      $84,749(a)      $--       $--       $84,749        $59,331(a)  $ --     $ --       59,331
--------------------------------------------------------------------------------------------------------------------------------
                                 84,749          --        --        84,749         59,331       --       --       59,331
--------------------------------------------------------------------------------------------------------------------------------
Available for Sale Portfolio:
U.S. Treasury Notes              19,522          37        (8)       19,551         12,016       59      (60)      12,015
U.S. Government Agency           50,229         220       (24)       50,425         85,105      294     (386)      85,013
Municipal Bonds and Notes        14,685          --      (126)       14,559             --       --       --           --
Corporate Bonds and Notes        10,045          33      (227)        9,851         11,743       50       (7)      11,786
Equity Securities               210,041      14,983    (1,049)      223,975 (b)    117,738    4,419     (149)     122,008
Mortgage-Backed Securities    2,737,522      36,307    (7,720)    2,766,109      1,161,733    9,946  (11,201)   1,160,478
Purchased Interest-Rate
  Contracts                      15,079           -    (7,262)        7,817          5,460       --   (1,424)       4,036
--------------------------------------------------------------------------------------------------------------------------------
                              3,057,123      51,580   (16,416)    3,092,287      1,393,795   14,768  (13,227)   1,395,336
--------------------------------------------------------------------------------------------------------------------------------
Held to Maturity Portfolio:

U.S. Treasury Notes               2,447          28        --         2,475          3,486       29       --        3,515
U.S. Government Agency           32,274          14       (65)       32,223         57,397      948     (558)      57,787
Municipal Bonds and Notes        12,500          93        (1)       12,592             --       --       --           --
Corporate Bonds and Notes         1,199           3        --         1,202          6,635      106       (9)       6,732
Money Market Preferred Stock      1,000          --        --         1,000          8,000       --       --        8,000
Mortgage-Backed Securities      362,817       2,533    (2,781)      362,569        574,988    3,000   (9,869)     568,119
--------------------------------------------------------------------------------------------------------------------------------
                                412,237       2,671    (2,847)      412,061        650,506    4,083  (10,436)     644,153
--------------------------------------------------------------------------------------------------------------------------------
   Total                     $3,554,109     $54,251  $(19,263)   $3,589,097     $2,103,632  $18,851 $(23,663)  $2,098,820
--------------------------------------------------------------------------------------------------------------------------------

(a)  Stated at fair market value.

(b) Equity securities at December 31, 1997, consisted of FHL Bank stock of $87.1 million, mutual funds of $37.5 million, preferred stock of $55.6 million and common stock of $43.8 million.

A summary of realized gains and losses follows:

                                                            Years Ended December 31,
                              -----------------------------------------------------------------------------------------------
                                                1997                       1996                            1995
-----------------------------------------------------------------------------------------------------------------------------
(In thousands)                    Gains     Losses       Net      Gains    Losses        Net     Gains     Losses      Net
-----------------------------------------------------------------------------------------------------------------------------
Trading Securities:
Mortgage-Backed Securities    $   4,052 $   (2,647) $   1,405  $  3,033    $(2,719)    $ 314  $  1,901    $ (194)  $  1,707
U.S. Treasury Notes                  --         --         --        --         --        --        18        (5)        13
U.S. Government Agencies             --         --         --        --         --        --         3        --          3
Futures and Options Contracts     7,318     (8,494)    (1,176)   10,704    (10,434)      270     3,517    (5,333)    (1,816)
Equity Securities                    --         --        --        366        (35)      331       708      (123)       585
-----------------------------------------------------------------------------------------------------------------------------
                                 11,370    (11,141)       229    14,103    (13,188)      915     6,147    (5,655)       492
-----------------------------------------------------------------------------------------------------------------------------
Available for Sale:

Mortgage-Backed Securities          566       (119)       447     2,401     (1,652)      749     1,352    (1,043)       309
U.S. Treasury Notes                   6         --         6          5         (7)       (2)      375        --        375
U.S. Government Agencies             18        (45)      (27)        11        (39)      (28)       --    (1,886)    (1,886)
Corporate Debt                       77         --        77          4       (364)     (360)      126      (749)      (623)
Mutual Funds                      1,210        (58)     1,152       227       (463)     (236)        3      (199)      (196)
Other Equity Securities             945        (21)       924     2,773       (197)    2,576     2,042        (1)     2,041
Other                               920       (586)       334        56         --        56        --        --         --
-----------------------------------------------------------------------------------------------------------------------------
                                  3,742       (829)     2,913     5,477     (2,722)    2,755     3,898    (3,878)        20
Held to Maturity:                    --         --        --         --         --         --        --       --         --
Mortgage-Backed Securities           --         --        --         --         --         --        --      (10)       (10)
-----------------------------------------------------------------------------------------------------------------------------
     Total                    $ 15,112  $  (11,970) $   3,142   $19,580   $(15,910)   $3,670   $10,045   $(9,543)       502
=============================================================================================================================

There were no sales of securities from the held to maturity portfolio for the years ended December 31, 1997 and 1996. During 1995, a mortgage-backed security classified as a held to maturity in Eagle's portfolio was sold resulting in proceeds of $4.0 million and a realized loss of $10,000. The security was sold due to the discovery of a broker error in identifying the security's repricing characteristics when purchased. The security's actual repricing characteristics did not match the internal asset/liability parameters and, as a result, the security was repurchased by the broker.

During 1995, the Bank elected, under guidelines issued by the Financial Accounting Standards Board ("FASB"), to transfer certain securities from the held to maturity to the available for sale portfolio. These securities had an approximate book value of $435.0 million and fair market value of $434.9 million. Under this one-time provision, the Bank was able to reassess the appropriateness of the classifications of all securities held and account for any resulting reclassifications at fair market value. The Bank reclassified certain securities to allow greater flexibility in managing interest-rate risk and to enhance its ability to react to changes in market conditions.

On June 30, 1997 Eagle transferred securities with a book value of $109.3 million from held to maturity to available for sale. The transfer resulted in an unrealized gain of approximately $299,000 which is net of income tax expense of approximately $200,000, being recorded as an increase to shareholder's equity. The securities were transferred due a change in intent with respect to holding the securities to maturity precipitated by changes in the balance sheet following the merger with MidConn.

Webster holds short futures positions to minimize the price volatility of certain adjustable-rate assets held as Trading Securities. At December 31, 1997, Webster held 237 short positions in Eurodollar futures contracts ($237.0 million notional amount) and 385 short positions in 5 and 10 year Treasury note futures ($38.5 million notional amount). Changes in the market value of short futures positions are recognized as a gain or loss in the period for which the change occurred. All gains and losses resulting from short futures positions are reflected in gains (losses) on sale of securities, net in the Consolidated Statements of Income.

The following table sets forth the contractual maturities of the Bank's securities and mortgage-backed securities at December 31, 1997 and the weighted-average yields of such securities (based upon the financial statement carrying amount of such securities).

                                                           Due After One,  Due After
                                        Due Within           But Within     Five, But             Due
                                         One Year            Five Years     Within 10 Years   After 10 Years           Total
------------------------------------------------------------------------------------------------------------------------------------
                                             Weighted          Weighted          Weighted        Weighted               Weighted
                                             Average            Average           Average         Average                Average
(Dollars in thousands)                  Amount     Yield    Amount  Yield     Amount  Yield   Amount     Yield     Amount     Yield
------------------------------------------------------------------------------------------------------------------------------------
Trading Portfolio:
    Mortgage-Backed Securities        $     --       --%  $    --     --%       $ --    --%    $84,749    5.79%    $84,749    5.79%
------------------------------------------------------------------------------------------------------------------------------------
                                            --       --        --     --          --    --      84,749    5.79      84,749    5.79
------------------------------------------------------------------------------------------------------------------------------------

Available For Sale Portfolio:

    U.S. Treasury Notes                 11,012     6.11     8,539   6.09          --    --          --      --      19,551    6.10
    U.S. Government Agency               9,986     5.44    26,683   6.64      11,031  7.20       2,725    7.18      50,425    6.55
    Municipal Bonds and Notes (a)           --       --        --     --          --    --      14,559    5.30      14,559    5.30
    Corporate Bonds and Notes            5,289     6.01     4,369   6.38          52  8.80         141    6.34       9,851    6.19
    Equity Securities                  223,975     4.57        --     --          --    --          --      --     223,975    4.57
    Mortgage-Backed Securities           1,296     5.87    62,596   6.17     144,401  7.15   2,557,816    6.73   2,766,109    6.74
    Purchased Interest-Rate Contracts       --       --     2,115     --       5,702    --          --      --       7,817      --
------------------------------------------------------------------------------------------------------------------------------------
                                       251,558     4.71   104,302   6.17     161,186  6.90   2,575,241    6.69   3,092,287    6.52
------------------------------------------------------------------------------------------------------------------------------------

Held to Maturity Portfolio:

    U.S. Treasury Notes                    443     5.13     2,004   6.25          --    --          --      --       2,447    6.05
    U.S. Government Agency              24,775     5.55     6,999   5.56         500  6.40          --      --      32,274    5.57
    Municipal Bonds and Notes(a)            --       --        --     --      12,500  6.68          --      --      12,500    6.68
    Corporate Bonds and Notes              749     5.57       350   6.54          --    --         100    6.29       1,199    5.91
    Money Market Preferred Stock         1,000     5.68        --     --          --    --          --      --       1,000    5.68
    Mortgage-Backed Securities           6,307     5.90    48,131   6.09       3,299  7.98     305,080    7.33     362,817    7.15
------------------------------------------------------------------------------------------------------------------------------------
                                        33,274     5.62    57,484   6.03      16,299  6.93     305,180    7.33     412,237    6.79
------------------------------------------------------------------------------------------------------------------------------------
Totals                                $284,832     4.81% $161,786   6.12%   $177,485  6.90% $2,965,170    6.73% $3,589,273    6.54%
------------------------------------------------------------------------------------------------------------------------------------

(a)Adjusted to a fully tax equivalent basis.

The above table shows contractual maturities of securities. At December 31, 1997 the duration of the trading, available for sale and held to maturity portfolios, are approximately less than one month, 1.7 years, and 1.6 years, respectively.

NOTE 4:  LOANS RECEIVABLE, NET
--------------------------------------------------------------------------------

A summary of loans receivable, net follows:

                                                                                               December 31,
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                  1997                       1996
------------------------------------------------------------------------------------------------------------------------------------

                                                                            Amount           %            Amount         %
                                                                            ------          ----          ------        ---
Loans Secured by Mortgages on Real Estate:
   Conventional, VA and FHA                                                $3,778,422        76.3%      $3,611,481     76.2%
   Conventional, VA and FHA Loans Held for Sale                                 3,515         0.1            5,780      0.1
   Residential Participation                                                   12,244         0.2           16,394      0.4
   Residential Construction                                                   117,619         2.4          110,546      2.3
   Commercial Construction                                                     34,974         0.7           34,084      0.7
   Other Commercial                                                           309,966         6.2          310,588      6.6
------------------------------------------------------------------------------------------------------------------------------------
                                                                            4,256,740        85.9        4,088,873     86.3
====================================================================================================================================
Consumer Loans:
   Home Equity Loans                                                          471,872         9.5          428,266      9.0
   Other Consumer Loans                                                        47,479         1.0           77,095      1.7
   Credit Cards                                                                33,112         0.7           14,893      0.3
------------------------------------------------------------------------------------------------------------------------------------
                                                                              552,463        11.2          520,254     11.0
====================================================================================================================================

Commercial Non-Mortgage Loans                                                 239,826         4.8          205,065      4.3
------------------------------------------------------------------------------------------------------------------------------------
   Gross Loans Receivable                                                   5,049,029       101.9        4,814,192    101.6
Less:
   Loans in Process                                                            51,263         1.0           35,924      0.8
   Allowance for Losses on Loans                                               59,518         1.2           53,692      1.1
   Premiums on Loans Purchased, Deferred Loan Fees
     and Unearned Discounts, Net                                              (16,565)       (0.3)         (13,307)    (0.3)
------------------------------------------------------------------------------------------------------------------------------------
       Loans Receivable, Net                                               $4,954,813        100.0%     $4,737,883    100.0%
====================================================================================================================================

Webster adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan," on January 1, 1995 as amended by SFAS No. 118, with no impact on its results of operations. At December 31, 1997, Webster had $16.9 million of impaired loans, of which $7.6 million were measured based upon the fair value of the underlying collateral and $9.3 million were measured based upon the expected future cash flows of the impaired loans. At December 31, 1997, there were $7.3 million of impaired loans with an allowance of $1.1 million and $9.6 million of impaired loans for which there was no related allowance for loan losses determined in accordance with SFAS No. 114. In 1997, 1996 and 1995, the average balance of impaired loans was $29.0 million, $35.0 million and $27.6 million, respectively.

Webster's policy with regard to the recognition of interest income on impaired loans includes an individual assessment of each loan. Interest which is more than 90 days past due is not accrued. When payments on impaired loans are received, interest income is recorded on a cash basis or is applied to principal based on an individual assessment of each loan. Cash basis interest income recognized on impaired loans for the twelve months ended December 31, 1997, 1996 and 1995 amounted to $723,686, $520,446 and $50,362, respectively.

A detail of the changes in the allowances for loan losses for the three years follows:


                                                                      December 31,
-----------------------------------------------------------------------------------------------------
(In thousands)                                       1997                1996              1995
-----------------------------------------------------------------------------------------------------
Balance at Beginning of Period                      $ 53,692          $   59,892        $  65,671
Provisions Charged to Operations                      24,813              13,054            9,864
Acquired Allowance for Purchased Loans                    --               6,871               --
Charge-offs                                          (24,794)            (29,205)         (18,960)
Recoveries                                             5,807               3,080            3,317
-----------------------------------------------------------------------------------------------------
  Balance at End of Period                          $ 59,518          $   53,692        $  59,892
=====================================================================================================

Webster is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments included commitments to extend credit and commitments to sell residential first mortgage loans. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized on the balance sheet.

The estimated fair value of commitments to extend credit is considered insignificant at December 31, 1997 and 1996. Future loan commitments represent residential mortgage loan commitments, letters of credit, standby letters of credit, credit card lines and unused home equity credit lines. Rates for these loans are generally established shortly before closing. The rates on home equity lines of credit generally vary with the prime rate.

At December 31, 1997 and 1996, residential mortgage commitments outstanding totaled $91.6 million and $68.9 million, respectively. Residential commitments outstanding at December 31, 1997 consisted of adjustable-rate and fixed-rate mortgages of $32.3 million and $59.3 million, respectively, at rates ranging from 4.9% to 10.0%. Commitments to originate loans generally expire within 60 days. In addition, at December 31, 1997 and 1996, there were unused portions of home equity credit lines extended of $312.9 million and $296.6 million, respectively. Unused commercial lines of credit, letters of credit, standby letters of credit and outstanding commercial new loan commitments totaled $129.2 million and $109.7 million at December 31, 1997 and 1996, respectively. Additionally, unused credit card lines were $102.3 million and $36.5 million at December 31, 1997 and 1996, respectively.

Webster uses forward commitments to sell residential first mortgage loans which are entered into for the purpose of reducing the market risk associated with originating loans held for sale. The types of risk that may arise are from the possible inability of Webster or the other party to fulfill the contracts. At December 31, 1997 and 1996, Webster had forward commitments to sell loans totaling $5.5 million and $6.6 million, respectively, at rates between 5.75% and 8.3% and 5.75% and 9.0%, respectively. The estimated fair value of commitments to sell loans is considered insignificant at December 31, 1997 and 1996.

At December 31, 1997, 1996 and 1995, Webster serviced, for the benefit of others, mortgage loans aggregating approximately $1.3 billion, $1.5 billion and $1.2 billion, respectively.

NOTE 5: SEGREGATED ASSETS, NET
--------------------------------------------------------------------------------

Segregated Assets, Net are certain assets purchased from the FDIC in the First Constitution acquisition which are subject to a loss-sharing arrangement with the FDIC:

                                                                                                December 31,
                                                                                ---------------------------------------------
(In thousands)                                                                          1997                       1996
-----------------------------------------------------------------------------------------------------------------------------
                                                                                  Amount              %      Amount     %
-----------------------------------------------------------------------------------------------------------------------------
Commercial Real Estate Loans                                                   $  39,063       89.5%     $   58,745    74.8%
Commercial Loans                                                                   4,317         9.9          6,606     8.4
Multi-Family Real Estate Loans                                                         -          --         12,772    16.3
Foreclosed Properties                                                                281         0.6            406     0.5
---------------------------------------------------------------------------------------------------------------------------
                                                                                  43,661     100.0%          78,529   100.0%
Allowance for Segregated Asset Losses                                             (2,623)                    (2,859)
----------------------------------------------------------------------------------------------------------------------------
     Segregated Assets, Net                                                    $  41,038                 $  75,670
----------------------------------------------------------------------------------------------------------------------------

The FDIC was required to reimburse the Bank quarterly through December 31, 1997 for 80% of all net charge-offs (i.e., the excess of charge-offs over recoveries) and certain permitted expenses related to the Segregated Assets.

During 1998 and 1999, the Bank is required to pay quarterly to the FDIC an amount equal to 80% of the recoveries during such years on Segregated Assets which were previously charged-off after deducting certain permitted expenses related to those assets. The Bank is entitled to retain 20% of such recoveries during the sixth and seventh years following the First Constitution acquisition and 100% thereafter.

Upon termination of the seven-year period after the First Constitution acquisition (December 1999), if the sum of the Bank's 20% share of net charge-offs on Segregated Assets for the first five years after the acquisition date plus permitted expenses during the entire seven-year period, less any recoveries during the sixth and seventh year on Segregated Assets charged-off during the first five years, exceeds $49.2 million, the FDIC is required to pay the Bank an additional 15% of any such excess over $49.2 million at the end of the seventh year. At December 31, 1997, cumulative net charge-offs and expenses aggregated $58.9 million. During the first quarter of 1996, the Bank began recording the additional 15% reimbursement as a receivable from the FDIC (See
Note 7). As of December 31, 1997, the Bank had received a total of $46.7 million in reimbursements for net charge-offs and permitted expenses from the FDIC and the amount due from the FDIC totals $1.7 million. At December 31, 1997 and 1996, the Bank had allowances for losses of $2.6 million and $2.9 million, respectively, to cover its portion of Segregated Assets losses.

During the second quarter of 1997, the Bank sold approximately $13.7 million in multi-family loans including all multi-family Segregated Asset Loans. Any losses incurred on the sale of these segregated multi-family loans was covered under the loss-sharing arrangement with the FDIC and the transaction had no impact on the Consolidated Statements of Income.

A detail of changes in the allowance for Webster's share of losses for Segregated Assets follows:

                                                                                                                December 31,
                                                                                                       -----------------------------
(In thousands)                                                                                             1997             1996
====================================================================================================================================
Balance at Beginning of Period                                                                         $    2,859        $   3,235
Charge-offs                                                                                                  (267)            (621)
Recoveries                                                                                                     31              245
------------------------------------------------------------------------------------------------------------------------------------
   Balance at End of Period                                                                            $    2,623        $   2,859
====================================================================================================================================

At December 31, 1997 and 1996, nonperforming Segregated Assets are classified as follows:

                                                                                                              December 31,
                                                                                                       -----------------------------
(In thousands)                                                                                             1997             1996
====================================================================================================================================
Commercial Real Estate Loans                                                                           $    2,912        $   3,337
Commercial Loans                                                                                              500              192
Multi-Family Real Estate Loans                                                                                 --              495
Foreclosed Property:
     Commercial Real Estate                                                                                   281              269
     Multi-Family Real Estate                                                                                  --              138
------------------------------------------------------------------------------------------------------------------------------------
       Total                                                                                           $    3,693        $   4,431
====================================================================================================================================


NOTE 6: PREMISES AND EQUIPMENT, NET
--------------------------------------------------------------------------------

A summary of premises and equipment, net follows:

                                                                                                             December 31,
                                                                                                       ----------------------------
(In thousands)                                                                                             1997          1996
------------------------------------------------------------------------------------------------------------------------------------
Land                                                                                                   $   10,431       $    9,275
Buildings and Improvements                                                                                 52,149           53,883
Leasehold Improvements                                                                                      6,273            7,055
------------------------------------------------------------------------------------------------------------------------------------
Furniture, Fixtures and Equipment                                                                          55,774           51,502
------------------------------------------------------------------------------------------------------------------------------------
Total Premises and Equipment                                                                              124,627          121,715
Accumulated Depreciation and Amortization                                                                  52,740           49,107
------------------------------------------------------------------------------------------------------------------------------------
   Premises and Equipment, Net                                                                         $   71,887       $   72,608
------------------------------------------------------------------------------------------------------------------------------------

At December 31, 1997, Webster was obligated under various non-cancelable operating leases for properties used as branch office facilities. The leases contain renewal options and escalation clauses which provide for increased rental expense based primarily upon increases in real estate taxes over a base year. Rental expense under leases was $4.6 million, $4.3 million and $2.7 million in 1997, 1996 and 1995, respectively. Webster is also entitled to rental income under various non-cancelable operating leases for properties owned. Rental income under these leases was $2.0 million, $1.9 million and $1.7 million in 1997, 1996 and 1995, respectively.

The following is a schedule of future minimum rental payments and receipts required under these leases as of December 31, 1997:

(In thousands)                                                                                      Payments       Receipts
=============================================================================================================================
Years ending December 31:
1998                                                                                              $  4,931         $    843
1999                                                                                                 4,018              645
2000                                                                                                 3,204              551
2001                                                                                                 2,719              373
2002                                                                                                 2,447              235
Later years                                                                                          9,880            1,034
-----------------------------------------------------------------------------------------------------------------------------
   Total                                                                                           $27,199         $  3,681
-----------------------------------------------------------------------------------------------------------------------------


NOTE 7: PREPAID EXPENSES AND OTHER ASSETS
--------------------------------------------------------------------------------

A summary of prepaid expenses and other assets follows:

                                                                                                        December 31,
                                                                                                 ----------------------------
(In thousands)                                                                                        1997            1996
=============================================================================================================================
Due from FDIC                                                                                    $   1,660         $  1,420
Income Taxes Receivable                                                                              4,866           15,001
Deferred Tax Asset, Net (Note 14)                                                                   19,462           24,573
Mortgage Servicing Rights, Net                                                                       5,906            6,199
Bank Owned Life Insurance                                                                           12,750               --
Other Assets                                                                                        22,712           15,615
-----------------------------------------------------------------------------------------------------------------------------
   Prepaid Expenses and Other Assets                                                            $   67,356         $ 62,808
=============================================================================================================================

Of the $1.7 million due from FDIC at December 31, 1997, $387,000 represents Webster's 80% reimbursement for fourth quarter net charge-offs and expenses on Segregated Assets which will be received in the first quarter of 1998. The remaining $1.3 million represents the additional 15% reimbursement for charge-offs and expenses which Webster will receive at the end of 1999 (See Note
5). Other Assets are primarily comprised of prepaid expenses and various miscellaneous assets.

During the 1995 second quarter, Webster adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights," superseded by SFAS 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement requires that a mortgage banking entity recognize as a separate asset the value of the right to service mortgage loans for others, regardless of how those servicing rights are acquired. Amortization of mortgage servicing rights was $911,000, $615,000 and $838,000 for the years ended December 31, 1997, 1996 and 1995, respectively. During 1997 and 1996, Webster capitalized mortgage servicing assets of $981,000 and $508,000, respectively, related to originating loans and selling them servicing retained. Also, during 1996, Webster purchased mortgage loan servicing assets with a principal balance of $272.5 million and recorded a mortgage loan servicing asset of $2.8 million. In 1996, Webster established an allowance to provide for the decrease in value of mortgage servicing rights due to declining interest rates and an increased rate of prepayments. At December 31, 1997 and 1996, the allowance totaled $458,000 and $95,000, respectively. During 1997 and 1996, provisions to this allowance totaled $363,000 and $95,000, respectively.

NOTE 8: DEPOSITS
--------------------------------------------------------------------------------

Deposits categories are summarized as follows:

                                                                                        December 31,
------------------------------------------------------------------------------------------------------------------------
                                                                     1997                              1996
------------------------------------------------------------------------------------------------------------------------
                                                     Weighted                          Weighted
                                                     Average                     % of   Average                    % of
(Dollars in thousands)                                 Rate          Balance    Total     Rate        Balance     Total
------------------------------------------------------------------------------------------------------------------------
Demand Deposits and NOW Accounts                       1.19%     $    948,589    16.6%    1.49%     $  865,631     14.9%
Regular Savings and Money Market Deposit Accounts      2.47         1,400,325    24.5     2.47       1,505,718     25.8
Time Deposits                                          5.35         3,370,116    58.9     5.40       3,454,915     59.3
------------------------------------------------------------------------------------------------------------------------
       Total Deposits                                  3.86%     $  5,719,030   100.0%    3.97      $5,826,264    100.0%
========================================================================================================================


Interest expense on deposits is summarized as follows:

                                                                                              Years Ended December 31,
                                                                                ----------------------------------------------
(In thousands)                                                                        1997             1996            1995
------------------------------------------------------------------------------------------------------------------------------
NOW Accounts                                                                    $     9,385         $  7,132       $   4,860
Regular Savings and Money Market Deposit Accounts                                    34,802           40,016          43,354
Time Deposits                                                                       179,292          182,075         155,750
------------------------------------------------------------------------------------------------------------------------------
   Total                                                                        $   223,479         $229,223       $  203,964
==============================================================================================================================

Time deposits of $100,000 or more amounted to $415.0 million and represented 7.26% of total deposits at December 31, 1997. The following table presents the amount of these deposits maturing during the periods indicated:

 (In thousands)
------------------------------------------------------------------------------------------------------------------------------------
           Maturing                                                                                                           Amount
------------------------------------------------------------------------------------------------------------------------------------
January 1, 1998 to March 31, 1998                                                                                         $ 111,806
April 1, 1998 to June 30, 1998                                                                                               90,753
July 1, 1998 to December 31, 1998                                                                                           100,924
January 1, 1999 and beyond                                                                                                  111,512
------------------------------------------------------------------------------------------------------------------------------------
   Total                                                                                                                  $ 414,995
====================================================================================================================================

NOTE 9: FEDERAL HOME LOAN BANK ADVANCES
--------------------------------------------------------------------------------
Advances payable to the Federal Home Loan Bank are summarized as follows:

(Dollars in thousands)                                                                                         December 31,
                                                                                                    --------------------------------
                                                                                                             1997               1996
------------------------------------------------------------------------------------------------------------------------------------
Fixed Rate:
   4.82% to 9.80% Due 1997                                                                              $        --         $436,090
   4.99% to 8.19% Due 1998                                                                                1,099,700          128,000
   5.54% to 8.86% Due 1999                                                                                   62,862           28,827
   5.98% to 9.16% Due 2000                                                                                   31,570           21,920
   6.66% to 6.76% Due in 2001                                                                                 7,845            5,550
   6.87% Due in 2002                                                                                          2,000               --
   6.14% Due in 2003                                                                                          4,157            4,762
   6.01% Due in 2004                                                                                         80,000               --
   6.31% Due in 2006                                                                                          3,577            3,881
   6.98% Due in 2007                                                                                          2,675               --
   4.00% Due in 2008                                                                                             --              150
   6.60% Due in 2011                                                                                          2,828            2,953
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          1,297,214          632,133
------------------------------------------------------------------------------------------------------------------------------------
Variable Rate:
------------------------------------------------------------------------------------------------------------------------------------
   5.54 % to 7.32% Due in 1997                                                                                   --          144,755
   5.65% Due in 1998                                                                                        219,420               --
------------------------------------------------------------------------------------------------------------------------------------

Total Federal Home Loan Bank Advances                                                                    $1,516,634      $   776,888
====================================================================================================================================

The following table sets forth certain information as to the Bank's FHL Bank short-term borrowings at the dates and for the years indicated.

                                                                                                    December 31,
                                                                                ----------------------------------------------------
(Dollars in thousands)                                                                  1997             1996            1995
------------------------------------------------------------------------------------------------------------------------------------
Average amount outstanding during the period                                         $ 954,306         $452,018          $410,253
Amount outstanding at end of period                                                  1,270,220          559,345           439,016
Highest month end balance                                                            1,319,020          573,948           557,005
Weighted-average interest rate at end of period                                          5.74%            5.68%             5.94%
Weighted-average interest rate during the period                                         5.65%            5.61%             5.99%

At December 31, 1997, the Bank had additional borrowing capacity of over $2.2 billion from the FHL Bank, including a line of credit of approximately $83.1 million. Advances are secured by the Bank's investment in FHL Bank stock and a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets, principally mortgage loans and securities. At December 31, 1997 and 1996, the Bank was in compliance with the FHL Bank collateral requirements.

NOTE 10: REVERSE REPURCHASE AGREEMENTS AND OTHER BORROWINGS
--------------------------------------------------------------------------------

The  following  table  summarizes  reverse   repurchase   agreements  and  other
borrowings:

                                                                                                                December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                                               1997             1996
Reverse Repurchase Agreements                                                                           $   980,835      $   113,755
Senior Notes                                                                                                 40,000           40,000
Bank Line of Credit                                                                                          10,000           18,000
ESOP Borrowings                                                                                               1,978            2,546
Other Borrowings                                                                                                150            6,646
------------------------------------------------------------------------------------------------------------------------------------
   Total                                                                                                $ 1,032,963      $   180,947
====================================================================================================================================

The weighted-average rates for other borrowed funds for the 1997 and 1996 year periods were 5.75% and 6.17 %, respectively.

During 1997, reverse repurchase agreement transactions inclusive of dollar roll transactions were the primary source of borrowed funds with the exception of FHL Bank advance borrowings (See Note 9). The average balance and weighted- average rate for reverse repurchase agreements for the 1997 year period were $557.2 million and 5.65% as compared to $185.0 million and 5.63% for the 1996 year period. Securities underlying the reverse repurchase transactions held as collateral are primarily U.S. government agency securities consisting of FNMA, GNMA and FHLMC securities. Securities for reverse repurchase agreements related to Webster's funding operations are delivered to broker-dealers who arrange the transactions. Webster also enters into reverse repurchase agreement transactions directly with certain customers through its money desk operations.

Information   concerning  short-term  and  long-term  borrowings  under  reverse repurchase agreements as of the end of the current period is summarized below:

(Dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
    Balance at                    Weighted Average               Weighted Average           Book Value               Market Value
 December 31, 1997                     Rate                        Maturity Date          of Collateral             of Collateral
------------------------------------------------------------------------------------------------------------------------------------
    $980,835                         5.70%                          5.6 months               $976,498                  $987,047


While the Bank used several types of short-term borrowings as part of funding its daily operations, only reverse repurchase agreement transactions had an average balance that was 30% or more of the Bank's total equity at the end of the 1997 and 1996 periods. The following table sets forth certain information as to the Bank's reverse repurchase agreement short-term borrowings at the dates and for the years indicated.

                                                                                  December 31,
                                                                      ---------------------------------
(Dollars in thousands)                                                    1997                    1996
------------------------------------------------------------------------------------------------------------------------------------

Average amount outstanding during the period                          $557,199          $184,966
Amount outstanding at end of period                                    900,836           113,755
Highest month end balance                                              901,156           287,404
Weighted-average interest rate at end of period                          5.70%             5.48%
Weighted-average interest rate during the period                         5.65%             5.63%

During 1997, Webster at times also used a variable-rate $20 million line of credit through a correspondent bank and purchased federal funds. Webster has established multiple sources of funding and uses the most favorable source under the circumstances in conjunction with asset and liability management strategies. The Employee Stock Ownership Plan ("ESOP") borrowings are from a correspondent bank at a floating rate based on the correspondent bank's base (prime) rate and the weighted rates at December 31, 1997 and 1996 were 8.26% and 7.90%, respectively. The terms of the loan agreements call for the ESOP to make annual scheduled principal repayments through the year 2004. Interest is paid quarterly and the borrowings are guaranteed and secured by unallocated shares of Webster common stock under the ESOP Plan.

On June 29, 1993, Webster completed a registered offering of $40 million of 8 3/4% Senior Notes due 2000 ("the Senior Notes"). Webster used $18.25 million from the net proceeds of the offering to redeem the remaining shares of Series A Stock issued by Webster to the FDIC in connection with the First Constitution acquisition. The Senior Notes may not be redeemed by Webster prior to maturity and are not exchangeable for any shares of Webster's common stock.

NOTE 11: INTEREST-RATE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

Webster employs as part of its asset/liability management strategy various interest-rate contracts including short futures positions, interest-rate swaps and interest-rate caps and floors. See Note 3 for disclosures on futures positions. Webster used interest-rate financial instruments to hedge mismatches in interest-rate maturities to reduce exposure to movements in interest rates. These interest-rate financial instruments involve, to varying degrees, credit risk and market risk. Credit risk is the possibility that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. Market risk is the effect of a change in interest rates or currency rates on the value of the financial instrument. The notional amount of interest-rate financial instruments is the amount upon which interest and other payments under the contract are based. For interest-rate financial instruments, the notional amount is not exchanged and therefore, the notional amounts should not be taken as a measure of credit or market risk.

The fair value, which approximates the cost to replace the contract at the current market rates, is generally representative of market risk. Credit risk related to the interest-rate swaps, interest-rate caps and floors at December 31, 1997 is not considered to be significant due to counterparty ratings. In the event of a default by a counterparty, the cost to Webster, if any, would be the replacement cost of the contract at the current market rate.

Interest-rate financial instruments are summarized as follows:

                                                              Fair Market
                                     Notional Amount             Value             Amortized Cost
                                     December 31,             December 31,          December 31,
                                 -----------------------------------------------------------------
(In thousands)                       1997      1996        1997         1996      1997       1996
--------------------------------------------------------------------------------------------------

Interest-rate swap agreements    $ 50,000   $ 50,000   $    (18)   $    (15)   $      -    $    --
Interest-rate floor agreements    100,000    100,000        954       1,602       1,138      1,482
Interest-rate cap agreements      460,000    225,000      6,881       2,449      13,941      3,978
--------------------------------------------------------------------------------------------------
Classified in available for
   sale securities                610,000    375,000      7,817       4,036      15,079      5,460
--------------------------------------------------------------------------------------------------
Interest rate swap agreements      25,000       --          309          --          --         --
Interest rate cap agreements       41,000       --          345          --         689         --
--------------------------------------------------------------------------------------------------
   Total                         $676,000   $375,000   $  8,471    $  4,036    $ 15,768    $ 5,460
--------------------------------------------------------------------------------------------------

Interest-rate swap agreements involve the exchange of fixed and variable interest payments based upon notional amounts paid to a maturity date. At
December 31, 1997, Webster had two interest-rate swap agreements, one hedging available for sale securities and the other hedging $25 million of brokered certificates of deposit. The swap, classified as a hedge of available for sale securities, has Webster paying a fixed rate of 6.04% while receiving a variable rate based on LIBOR. The swap, classified as a hedge of brokered certificates of deposit, has Webster receiving a fixed rate of 6.65% while paying a variable rate based on LIBOR. For the year ended December 31, 1997, net expense recorded on the available for sale swap was $25,000 and net revenue recorded on the brokered certificates of deposit swap was $18,000.

Interest-rate cap agreements will result in cash payments to be received by Webster only if current interest rates rise above a predetermined interest rate. At December 31, 1997, Webster had six outstanding cap agreements in the available for sale securities portfolio with interest-rate caps ranging from 6.00% to 9.00%. The amount paid for entering into the interest-rate cap is amortized over the life of the agreement as an adjustment to mortgage-backed securities available for sale interest income. At December 31, 1997, this portfolio had $13.9 million of unamortized interest-rate cap balances and during the 1997 period amortized $2.6 million as a reduction of available for sale interest income. Similarly, interest-rate floor agreements will result in cash payments to be received by Webster only if current interest rates fall below a predetermined interest rate. At December 31, 1997, this portfolio had one outstanding interest-rate floor agreement with a floor of 5.75%. The amount paid for entering into an interest-rate floor agreement is amortized over the life of the agreement as an adjustment to mortgage-backed securities available for sale interest income. At December 31, 1997, Webster had $1.1 million of unamortized floor costs and during the 1997 period amortized $344,000 as a reduction of available for sale interest income. During 1997, Webster used interest rate financial instruments in its borrowings portfolios. Webster entered into a collared floating rate advance with the FHLB of Boston, which incorporates both an interest rate cap and an interest rate floor. The collared advance has an $80 million notional amount, a maximum interest rate of 8.01%, a minimum interest rate of 5.76% and a maturity of June 18, 2004. In August 1997, Webster purchased a separate interest rate cap contract with a notional amount of $41 million, a cap rate of 7.00% and a termination date of August 19, 2002. The cost of the interest rate cap contract was $713,400. The interest rate cap contract is matched against two fixed rate borrowings with maturities of one and two years, respectively, and a five year fixed rate borrowing that is callable after three years.

NOTE 12: SUMMARY OF ESTIMATED FAIR VALUES
--------------------------------------------------------------------------------

A summary of estimated fair values consisted of the following:

                                                                                          December 31,
                                                                     --------------------------------------------------------
                                                                             1997                                 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                       Carrying         Estimated       Carrying          Estimated
(In thousands)                                                           Amount        Fair Value         Amount         Fair Value
------------------------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and Due from Depository Institutions                          $  151,322       $  151,322         $131,567       $   131,567
   Interest-bearing Deposits                                              77,104           77,104           36,059            36,059
   Securities                                                          3,581,456        3,581,280        2,101,137         2,094,784
   Residential Loans                                                   3,855,489        3,927,674        3,704,274         3,764,071
   Consumer Loans                                                         81,139           81,774          149,735           149,810
   Home Equity Loans                                                     474,995          490,352          374,293           380,317
   Commercial Loans                                                      602,708          599,716          563,273           558,753
   Less Allowance for Loan Losses                                         59,518                -           53,692                --
   Segregated Assets, Net                                                 41,038           42,417           75,670            75,670
   Interest-rate Contracts                                                 7,817            7,817            4,036             4,036
   Mortgage Servicing Rights, Net                                          5,906            8,379            6,199             7,025
   Other Assets                                                          276,431          276,431          276,390           276,390

Liabilities:
   Deposits Other than Certificates                                  $ 2,348,914       $2,348,914      $ 2,371,349       $ 2,371,349
   Time Deposits:
     Maturing in Less than One Year                                    2,483,946        2,490,362        2,241,262         2,245,688
     Maturing in One Year and Beyond                                     886,170          888,803        1,213,653         1,215,366
   Federal Home Loan Bank Advances                                     1,516,634        1,517,263          776,888           778,421
   Other Borrowings                                                    1,032,963        1,033,503          180,947           181,775
   Other Liabilities                                                     116,794          116,794          112,018           112,018
   Capital Securities and Preferred Stock of Subsidiary Corp.            193,204          201,001               --                --

In December 1991, the FASB issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the fair value of financial instruments, including both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value.

The carrying amounts for interest-bearing deposits approximate fair value since they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of securities (See Note 3) is estimated based on prices published in financial newspapers or quotations received from securities dealers or pricing services. The fair value of interest-rate contracts was based on the amount Webster would receive or pay to terminate the agreements. FHL Bank stock has no active market and is required to be held by member banks. The estimated fair value of FHL Bank stock equals the carrying amount.

In estimating the fair value of loans, portfolios with similar financial characteristics were classified by type. Loans were segmented into four generic types: residential, consumer, home equity and commercial. Residential loans were further segmented into 15 and 30 year fixed-rate contractual maturities, with the remaining classified as variable-rate loans. The fair value of each category is calculated by discounting scheduled cash flows through estimated maturity using market discount rates. Adjustments were made to reflect credit and rate risks inherent in the portfolio.

The estimated fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, regular savings, NOW accounts and money market accounts, is equal to the amount payable on demand. The estimated fair values of time deposits, FHL Bank advances, and other borrowings were calculated using the discounted cash flow method. The discount rate is estimated using rates currently offered for deposits and FHL Bank advances of similar remaining maturities. The discount rate used for the senior notes was calculated using a spread over treasury notes consistent with the spread used to price the senior notes at their inception. The discount rates used for the capital securities and minority interest liabilities were calculated using market rates for current instruments with similar terms.

The calculation of fair value estimates of financial instruments is dependent upon certain subjective assumptions and involves significant uncertainties, resulting in variability in estimates with changes in assumptions. Potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in the amounts disclosed. Fair value estimates are not intended to reflect the liquidation value of the financial instruments.

NOTE 13: FORECLOSED PROPERTY EXPENSES AND PROVISIONS, NET AND ALLOWANCE FOR LOSSES ON FORECLOSED PROPERTIES
--------------------------------------------------------------------------------

Foreclosed property expenses and provisions, net are summarized as follows:


                                                                                                  Years Ended December 31,
                                                                                   -------------------------------------------------
(In thousands)                                                                           1997              1996             1995
------------------------------------------------------------------------------------------------------------------------------------
Gain on Sale of Foreclosed Properties
   Acquired in Settlement of Loans, Net                                             $   (1,274)        $   (1,650)      $    (1,716)
Provision for Losses on Foreclosed Properties                                            1,637              2,523             4,865
Rental Income                                                                             (202)              (369)             (926)
Foreclosed Property Expenses                                                             4,023              4,654             5,412
------------------------------------------------------------------------------------------------------------------------------------
     Total                                                                          $    4,184         $    5,158          $  7,635
====================================================================================================================================


Webster has an allowance for losses on foreclosed properties. A detail of the changes in the allowance follows:

                                                                                                    Years Ended December 31,
                                                                                ----------------------------------------------------
(In thousands)                                                                           1997             1996 1995
------------------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                                       $     819         $     1,511      $     3,488
Provisions                                                                               1,637               2,523            4,865
Losses Charged to Allowance                                                             (1,355)             (3,359)          (7,124)
Recoveries Credited to Allowance                                                           121                 144              282
-----------------------------------------------------------------------------------------------------------------------------------
Balance at End of Period                                                             $    1,222         $      819       $    1,511
====================================================================================================================================

NOTE 14:  INCOME TAXES
--------------------------------------------------------------------------------

Charges for income taxes in the Consolidated Statements of Income are comprised of the following:


                                                                                  Years Ended December 31,
                                                                                ----------------------------------
(In thousands)                                                                    1997        1996        1995
------------------------------------------------------------------------------------------------------------------
Current:
     Federal                                                                    $ 30,080    $ 24,974    $ 22,189
     State                                                                         5,112       5,777       7,161
------------------------------------------------------------------------------------------------------------------
                                                                                  35,192      30,751      29,350
==================================================================================================================
Deferred:
     Federal                                                                      (7,994)         63      (4,366)
     State                                                                        (1,473)      1,788      (1,116)
------------------------------------------------------------------------------------------------------------------
                                                                                  (9,467)      1,851      (5,482)
------------------------------------------------------------------------------------------------------------------
Total:
     Federal                                                                      22,086      25,037      17,823
     State                                                                         3,639       7,565       6,045
------------------------------------------------------------------------------------------------------------------
                                                                             $    25,725    $ 32,602    $ 23,868
==================================================================================================================

Income tax expense of $25.7 million, $32.6 million and $23.9 million for the years ended December 31, 1997, 1996 and 1995, respectively, differed from the amounts computed by applying the Federal income tax rate of 35% in 1997, 1996 and 1995 to pre-tax income as a result of the following:

                                                                                               Years Ended December 31,
                                                                                ----------------------------------------------------
(In thousands)                                                                          1997             1996           1995
------------------------------------------------------------------------------------------------------------------------------------
Computed "Expected" Tax Expense                                                      $   23,394         $    30,309      $   22,832
Reduction in Income Taxes Resulting From:
   Dividends Received Deduction                                                            (364)               (603)           (324)
   State Income Taxes, Net of Federal Income Tax Benefit,
     Including Change in Valuation Allowance and Rate                                     2,365               5,243           3,950
   Adjustment to Deferred Tax Assets and Liabilities:
     Change in Valuation Allowance (Federal)                                             (1,100)             (2,000)         (2,294)
   Merger Related Costs                                                                   1,225                  --              --
   Other, Net                                                                               205                (347)           (296)
------------------------------------------------------------------------------------------------------------------------------------
       Income Taxes                                                                  $   25,725         $    32,602      $   23,868
====================================================================================================================================

At December 31, 1997, Webster had a net deferred tax asset of $19.5 million. In order to fully realize the net deferred tax asset, Webster must either incur tax losses to carryback or generate future taxable income. Based on Webster's historical and current taxable earnings, management believes that Webster will realize the net deferred tax asset. There can be no assurance, however, that Webster will generate taxable earnings or a specific level of continuing taxable earnings in the future.

The deferred tax valuation allowance is principally for a portion of temporary differences that may be subject to review by taxing authorities. The net decreases in the valuation allowance in 1997, 1996 and 1995 were due to favorable reassessments of known risks and resulted in reductions of income tax expense in these years.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below.


                                                                                     December 31,
                                                                                ---------------------
(In thousands)                                                                     1997       1996
-----------------------------------------------------------------------------------------------------
Deferred Tax Assets:
   Loan Loss Allowances & Other Allowances, Net                                 $ 30,363    $ 24,820
   Accrued Compensation and Pensions                                               4,632       5,696
   Deferred Expenses                                                               3,671          --
   Intangibles                                                                     5,231       4,149
   Other                                                                           2,480       4,034
-----------------------------------------------------------------------------------------------------
   Total Gross Deferred Tax Assets                                                46,377      38,699
   Less Valuation Allowance                                                       (5,107)     (6,207)
-----------------------------------------------------------------------------------------------------
   Deferred Tax Asset after Valuation Allowance                                   41,270      32,492
-----------------------------------------------------------------------------------------------------
Deferred Tax Liabilities:
   Loan Discount                                                                   4,062       4,524
   Premises and Equipment                                                          1,309       1,510
   Unrealized Gain on Securities                                                  14,697         117
   Other                                                                           1,740       1,768
-----------------------------------------------------------------------------------------------------
   Total Gross Deferred Tax Liabilities                                           21,808       7,919
-----------------------------------------------------------------------------------------------------
     Net Deferred Tax Asset                                                     $ 19,462    $ 24,573
=====================================================================================================


NOTE 15: SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

Shareholders' equity increased $44.5 million to $517.3 million at December 31, 1997 from $472.8 million at December 31, 1996 due primarily to net income of $41.1 million and the tax-effected unrealized gain on securities available for sale of $24.6 million, before charges primarily for common stock dividend payments and common stock repurchases.

On April 6, 1998, Webster's common stock split two-for-one; the stock split was effected in the form of a stock dividend. Basic and diluted common shares have been restated for all periods presented as if the stock split took place from the earliest period shown. Also, shareholders' equity accounts for all periods presented have been restated to give retroactive recognition of the stock split.

On April 15, 1998, Webster acquired Eagle (see Note 2). In connection with the acquisition, Webster issued 10,615,156 shares of its common stock for all the outstanding shares of Eagle's common stock. Under the terms of the agreement, Eagle's shareholders received 1.68 shares of Webster common stock after giving effect to a two for one stock split in a tax free exchange for each of their shares of Eagle's common stock. Included in the 1997 Consolidated Statement of Shareholder's Equity is $9.9 million of pooling adjustments related primarily to the elimination of Webster's investment in Eagle common stock.

On July 31, 1997, Webster acquired People's (see Note 2). In connection with the acquisition, Webster issued 3,151,992 shares of its common stock for all the outstanding shares of People's common stock. Under the terms of the agreement, People's shareholders received .85 shares of Webster common stock in a tax-free exchange for each of their shares of People's common stock.

On May 31, 1997, Webster acquired MidConn (see Note 2) as a result of the Eagle acquisition. In connection with the acquisition, Webster effectively issued 2,869,440 shares of its common stock for all the outstanding common shares of MidConn.

On January 31, 1997, Webster acquired Derby (see Note 2). In connection with the acquisition, Webster issued 7,002,740 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the agreement, Derby shareholders received 1.14158 shares of Webster common stock in a tax-free exchange for each of their shares of Derby common stock.

In December 1995, Webster completed the sale of 2,499,200 shares of common stock in an underwritten public offering raising $32.1 million of additional capital, net of expenses, which was invested in the Bank to facilitate its completion of the Shawmut Transaction and to have the Bank remain well capitalized for regulatory purposes.

On November 1, 1995, Webster acquired Shelton (See Note 2). In connection with the acquisition, Webster issued 2,585,098 shares of its common stock for all the outstanding shares of Shelton common stock. Under the terms of the agreement, Shelton shareholders received .92 of a share of Webster common stock in a tax-free exchange for each of their shares of Shelton common stock

Retained earnings at December 31, 1997 included $41.0 million of earnings of the Bank appropriated to bad debt reserves (pre-1988), which were deducted for federal income tax purposes. Tax law changes were enacted in August 1996 to eliminate the "thrift bad debt" method of calculating bad debt deductions for tax years after 1995 and to impose a requirement to recapture into taxable income (over a six-year period) all bad debt reserves accumulated after 1987. Since Webster previously recorded a deferred tax liability with respect to these post-1987 reserves, its total income tax expense for financial reporting purposes will not be affected by the recapture requirement. The tax law changes also provide that taxes associated with the recapture of pre-1988 bad debt reserves would become payable under more limited circumstances than under prior law. Under the tax laws, as amended, events that would result in recapture of the pre-1988 bad debt reserves include stock and cash distributions to the holding company from the Bank in excess of specified amounts. Webster does not expect such reserves to be recaptured into taxable income.

Applicable Office of Thrift Supervision ("OTS") regulations require federal savings banks such as the Bank, to satisfy certain minimum capital requirements, including a leverage capital requirement (expressed as a ratio of core or Tier 1 capital to adjusted total assets) and risk-based capital requirements (expressed as a ratio of core or Tier 1 capital and total capital to total risk-weighted assets). As an OTS regulated institution, the Bank is also subject to a minimum tangible capital requirement (expressed as a ratio of tangible capital to adjusted total assets). At December 31, 1997, the Bank exceeded all OTS regulatory capital requirements and met the FDIC requirements for a "well capitalized" institution. In order to be considered "well capitalized" a depository institution must have a ratio of Tier 1 capital to adjusted total assets of 5%, a ratio of Tier 1 capital to risk-weighted assets of 6% and a ratio of total capital to risk-weighted assets of 10%. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Webster's Consolidated Financial Statements. Webster's capital amounts and classifications are also subject to qualitative judgments by the OTS about components, risk weightings, and other factors.

At December 31, 1997, the Bank was in full compliance with all applicable capital requirements as detailed below:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    OTS
                                                                                               Minimum Capital           Well
                                                                             Actual              Requirements        Capitalized
(Dollars in thousands)                                                  Amount     Ratio       Amount    Ratio    Amount      Ratio
------------------------------------------------------------------------------------------------------------------------------------
At December 31, 1997
--------------------
Total Capital (to Risk-Weighted Assets)                               $ 591,066    14.42%   $  328,015   8.00% $ 410,019      10.00%
Tier 1 Capital (to Risk-Weighted Assets)                                542,149    13.22       164,007   4.00    246,011       6.00
Tier 1 Capital (to Adjusted Total Assets)                               542,149     6.07       268,115   3.00    446,858       5.00
Tangible Capital (to Adjusted Total Assets)                             537,446     6.02       133,987   1.50       No Requirement

At December 31, 1996
--------------------
Total Capital (to Risk-Weighted Assets)                               $ 478,158    12.86%   $  297,372   8.00% $ 371,715      10.00%
Tier 1 Capital (to Risk-Weighted Assets)                                434,208    11.68       148,686   4.00    223,029       6.00
Tier 1 Capital (to Adjusted Total Assets)                               434,208     6.00       216,980   3.00    361,633       5.00
Tangible Capital (to Adjusted Total Assets)                             429,807     5.94       108,490   1.50       No Requirement

At the time of the respective conversions of the Bank and certain predecessors from mutual to stock form, each institution established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts after conversion. In the event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account. The Bank may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would cause its regulatory capital to be reduced below applicable regulatory capital requirements or the amount required for its liquidation accounts.

The OTS capital distribution regulations establish three tiers of institutions for purposes of determining the level of dividends that can be paid. Since the Bank's capital levels exceeded all fully phased-in OTS capital requirements at December 31, 1997, it is considered a Tier 1 Institution. Tier 1 Institutions generally are able to pay dividends up to an amount equal to one-half of their excess capital at the beginning of the year plus all income for the calendar year. In accordance with the OTS capital distribution regulations, the Bank must provide a 30 day notice prior to the payment of any dividends to Webster. As of December 31, 1997, the Bank had $182.8 million available for the payment of dividends under the OTS capital distribution regulations. The Bank has paid dividends to Webster amounting to $45.6 million and $24.7 million for 1997 and 1996, respectively. Under the prompt corrective action regulations adopted by the OTS and the FDIC, the Bank is precluded from paying any dividends if such action would cause it to fail to comply with applicable minimum capital requirements.

The Bank has an ESOP that invests in Webster common stock as discussed in Notes 10 and 17. Since Webster has secured and guaranteed the ESOP debt, the outstanding ESOP loan balance which is considered unearned compensation expense, is recorded as a reduction of shareholders' equity. Both the loan obligation and the unearned compensation expense are reduced by the amount of any loan repayments made by the ESOP. Principal repayments totaled $568,025, $677,000 and $997,000 during the years ended December 31, 1997, 1996 and 1995, respectively.

In February 1996, Webster's Board of Directors adopted a stockholders' rights plan in which preferred stock purchase rights have been granted as a dividend at the rate of one right for each share of common stock held of record as of the close of business on February 16, 1996. The plan is designed to protect all Webster shareholders against hostile acquirers who may seek to take advantage of Webster and its shareholders through coercive or unfair tactics aimed at gaining control of Webster without paying all shareholders a fair price. Each right initially would entitle the holder thereof to purchase under certain circumstances one 1/1,000th of a share of a new Series C Preferred Stock at an exercise price of $100 per share. The rights will expire in February 2006. The rights will be exercisable only if a person or group in the future becomes the beneficial owner of 15% or more of the common stock, or announces a tender or exchange offer which would result in its ownership of 15% or more of the common stock, or if the Board declares any person or group to be an "adverse person" upon a determination that such person or group has acquired beneficial ownership of 10% or more and that such ownership is not in the best interests of the company.

NOTE 16:  EARNINGS PER SHARE
--------------------------------------------------------------------------------

On February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." This statement simplifies the standards for computing and presenting earnings per share previously found in APB Opinion No. 15 and makes them comparable to international standards. It replaces the presentation of primary earnings per share with basic earnings per share and replaces fully diluted earnings per share with diluted earnings per share. SFAS No. 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures.

The following tables reconcile the components of basic and diluted earnings per share.


                                                                Years Ended December 31,
                                                   ---------------------------------------
(Dollars in thousands, except per share data)          1997            1996        1995
------------------------------------------------------------------------------------------
BASIC EPS:
Net income                                         $    41,113   $    53,994   $    41,367
Preferred stock dividends                                   --         1,149         1,296
------------------------------------------------------------------------------------------
Income available to common stockholders            $    41,113   $    52,845   $    40,071
------------------------------------------------------------------------------------------
Weighted-average common shares outstanding          37,445,418    36,810,846    34,004,953
------------------------------------------------------------------------------------------
Basic earnings per share                                $1.10         $1.44        $1.18
==========================================================================================


DILUTED EPS:
Net income                                         $    41,113   $    53,994   $    41,367
==========================================================================================
Weighted-average common shares outstanding          37,445,418    36,810,846    34,004,953


Dilutive common stock equivalents:
Effect of conversion of preferred stock series B        34,106     1,776,172     1,972,806
Common stock equivalents due to dilutive effect
   of  options                                         799,584       903,124       819,651
Common stock equivalents due to dilutive effect
   of warrant                                          194,088        69,388            --
------------------------------------------------------------------------------------------
Total weighted-average diluted shares               38,473,196    39,559,530    36,797,410
==========================================================================================
Diluted earnings per share                             $1.07         $1.36         $1.12
==========================================================================================

At December 31, 1997, options to purchase 239,400 shares of common stock at exercise prices between $24.82 and $32.25 were not included in the computation of diluted earnings per share since the options' exercise price was greater than the average market price of Webster common shares for 1997.

NOTE 17: EMPLOYEE BENEFIT AND STOCK OPTION PLANS
--------------------------------------------------------------------------------

The Bank maintains a noncontributory pension plan for employees who meet certain minimum service and age requirements. Pensions are based upon earnings of covered employees during the period of credited service. The Bank also has an employee investment plan under section 401(k) of the Internal Revenue Code. Under the savings plan, the Bank will match $.50 for every $1.00 of the employee's contribution up to 6% of the employee's annual compensation.
Operations were charged with $1.2 million, $1.1 million and $634,400 for the years ended December 31, 1997, 1996 and 1995, respectively, for contributions to the investment plan.

The Bank's ESOP, which is noncontributory by employees, is designed to invest on behalf of employees of the Bank who meet certain minimum age and service requirements in Webster common stock. The Bank may make contributions to the ESOP in such amounts as the Board of Directors may determine on an annual basis. To the extent that the Bank's contributions are used to repay the ESOP loan, Webster common stock is allocated to the accounts of participants in the ESOP. Stock and other amounts allocated to a participant's account become fully vested after the participant has completed five years of participation service under the ESOP. Operations were charged with $1.3 million for the years ended December 31, 1997, 1996 and 1995 for costs related to the ESOP. The 1997 ESOP charge includes $568,025 for principal payments, $55,513 of interest payments (net of $31,387 of dividends on unallocated ESOP shares) and $46,178 of administrative costs. As required under the Accounting Standards Executive Committee's Statement of Position 93-6, "Employers Accounting for Stock Ownership Plans," additional compensation expense of approximately $200,284 was recorded for the 1997 period.

The following table sets forth the funded status of the Bank's pension plan and amounts recognized in Webster's Consolidated Statements of Condition at December 31, 1997 and 1996.

                                                                                        December 31,
                                                                                     -------------------------
(In thousands)                                                                          1997        1996
--------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Vested benefit obligation                                                          $ 15,042    $ 17,135
   Nonvested benefit obligation                                                          1,391       1,445
--------------------------------------------------------------------------------------------------------------
   Accumulated benefit obligation                                                       16,433      18,580
Effect of projected future compensation levels                                           4,396       5,443
---------------------------------------------------------------------------------------------------------------
Projected benefit obligation for service
   rendered to date                                                                     20,829      24,023
Plan assets at fair value, primarily listed
   stocks and U.S. bonds                                                                24,351      21,118
---------------------------------------------------------------------------------------------------------------
Excess (Deficiency) of plan assets over
   benefit obligation                                                                    3,522      (2,905)
Items not yet recognized in earnings:
   Unrecognized prior service cost                                                      (1,403)     (2,217)
   Unrecognized net gain (loss)                                                         (3,531)      2,181
   Unrecognized net asset at January 1, 1987
     being recognized over 20.9 years                                                     (121)       (325)
---------------------------------------------------------------------------------------------------------------
   Unfunded Accrued Pension Liability                                                 $ (1,533)   $ (3,266)
================================================================================================================

The reduction in the unfunded accrued pension liability balance at December 31, 1997, as compared to the December 31, 1996 balance, as shown in the above table is due primarily to favorable curtailment adjustments realized in 1997 that were directly related to the Derby, MidConn and People's acquisitions. The following table summarizes the components of the net change in the unfunded accrued pension liability balance.

(In thousands)
---------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                                          $ (3,266)
Acquisition-Related Net Curtailments                                                     2,342
Contributions                                                                            1,012
Net Periodic Cost                                                                       (1,621)
---------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                                          $ (1,533)
===============================================================================================================

The discount rate, the rate of increase of future compensation levels and the expected long-term rate of return on assets used in determining the actuarial present value of the projected benefit obligation were 7.0%, 4.75% and 9.0% for 1997 and 7.25%, 5.0% and 9.0% for 1996.

Net pension expense for 1997, 1996 and 1995 included the following components:

                                                                                                 December 31,
                                                                                ---------------------------------------------
(In thousands)                                                                         1997        1996      1995
-----------------------------------------------------------------------------------------------------------------------------
Service cost benefits earned during the period                                       $ 2,027    $ 2,260    $ 1,540
Interest cost on projected benefit obligations                                         1,554      1,623      1,428
Return on plan assets                                                                 (6,222)    (2,229)    (3,312)
Amortization and deferral                                                              4,262        384      1,724
-----------------------------------------------------------------------------------------------------------------------------
   Total                                                                             $ 1,621    $ 2,038    $ 1,380
=============================================================================================================================

The   following   table  sets  forth  the   status  of   Webster's   accumulated
post-retirement benefit obligation:

                                                                                      December 31,
                                                                                ------------------------
(In thousands)                                                                         1997       1996
--------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                                       $(3,655)   $(5,836)
Unrecognized transition obligation                                                      (331)     1,374
Unrecognized net loss                                                                   (184)    (1,486)
--------------------------------------------------------------------------------------------------------
Post-Retirement Liability                                                            $(4,170)   $(5,948)
========================================================================================================


The reduction in the unfunded accrued post-retirement liability balance at December 31, 1997, as compared to the December 31, 1996 balance, as shown in the above table is due primarily to favorable curtailment adjustments realized in 1997 that were directly related to the Derby and People's acquisitions. The following table summarizes the components of the net change in the unfunded accrued post-retirement liability position:

(In thousands)
---------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                                     $(5,948)
Acquisition-Related Net Curtailments                                               1,876
Contributions                                                                        160
Net Periodic Costs                                                                  (258)
---------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                                     $(4,170)
---------------------------------------------------------------------------------------------------

The discount rate used in determining the accumulated post-retirement benefit obligation was 7.0% and the assumed healthcare cost-trend rate was 5.0% for 1997. An increase of 1% in the assumed healthcare cost-trend rate would result in an increase in the accumulated benefit obligation by $290,300. The discount rate and healthcare cost-trend rate for 1997 were 7.25% and 4.25%, respectively.

The components of post-retirement benefits cost were as follows:

                                                                              Years Ended December 31,
                                                                             ----------------------------
(In thousands)                                                                   1997     1996     1995
---------------------------------------------------------------------------------------------------------
Service cost                                                                    $  58    $ 329   $ 302
Interest cost                                                                     249      425     411
Amortization                                                                      (49)      33      20
---------------------------------------------------------------------------------------------------------
Net Periodic Post-Retirement Benefit Cost                                       $ 258    $ 787   $ 733
---------------------------------------------------------------------------------------------------------

Webster maintains stock option plans (the "Option Plans") for the benefit of its directors and officers. In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee and non-employee compensation plans. Under the provisions of this statement, Webster has elected to continue to measure compensation for its option plans using the accounting prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees." Disclosure information requirements are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which this statement is initially adopted for recognizing compensation cost. Pro forma disclosures required for entities that elect to continue to measure compensation cost using APB Opinion No. 25 must include the effects of all awards granted in fiscal years that begin after December 31, 1994.

At December 31, 1997, Webster had multiple fixed stock option based compensation plans, which are described below. Webster applies the provisions of APB Opinion No. 25 and related interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans in the Consolidated Statements of Income. Had compensation cost for Webster's stock option based compensation plans been determined consistent with SFAS No. 123 and recorded to the Consolidated Statements of Income, Webster's net income and earnings per share would have been reduced to the pro forma amounts indicated as follows:

                                                                                          Years Ended December 31,
                                                                                ----------------------------------------------------
(Dollars in thousands, except per share data)                                        1997             1996                1995
------------------------------------------------------------------------------------------------------------------------------------
Net Income:
   As Reported                                                                   $    41,113     $     53,994           $    41,367
   Pro Forma                                                                          39,518           53,057                39,128

Basic Earnings Per Share:
   As Reported                                                                   $      1.10      $      1.44           $      1.18
   Pro Forma                                                                            1.06             1.40                  1.11

Diluted Earnings Per Share:
   As Reported                                                                   $      1.07      $      1.36           $      1.12
   Pro Forma                                                                            1.03             1.34                  1.06


Webster's six fixed stock option plans were established in 1995, 1994, 1992, 1991, 1986 and 1985. The 1995, 1994, 1991 and 1985 plans were acquired through bank acquisitions. Under these plans, the number of shares that may be granted are 425,000, 573,300, 1,561,000, 932,385, 770,170 and 624,138, respectively, after having been adjusted for a 10% stock dividend that occurred in 1993 that affected the number of shares under the plans and amendments to the 1992 plan. The 1992 plan was amended in April 1994 and 1996 to increase shares under the Plan by an additional 470,000 and 750,000 shares, respectively. Stock appreciation rights ("SARS") were granted in tandem with stock options by Derby under the 1985 option plan. In accordance with generally accepted accounting principles, compensation expense is recorded when the market value of Webster's common stock exceeds the SARS' strike price. Compensation expense recorded for 1997, 1996 and 1995 was $229,000, $18,800 and $177,900. During the years ended
December 31, 1997, 1996 and 1995, the number of SARS exercised for each respective period were: 1,050, 2,204 and 39,268, respectively. Under the terms of the plans, the exercise price of each option granted equals the approximate market price of Webster's stock on the date of grant and each option has a maximum contractual life of ten years. The tables that follow provide disclosures and information required under SFAS No. 123 and summarize stock compensation activity for the years 1997, 1996 and 1995 for which Consolidated Statements of Income are presented.

The fair value of each option grant is estimated based on the date of grant using the Black-Scholes Option-Pricing Model with the following weighted-average assumptions used for grants issued during 1997: expected option term 8.6 years, expected dividend yield 1.85%, expected volatility 25.14%, expected forfeiture rate 2.33%, and risk-free interest rate of 5.83% and the following weighted-average assumptions were used for grants issued during 1996: 10 years, 1.91%, 21.0%, 1.14% and 6.42%, respectively.

A summary of the status of Webster's fixed stock option plans at December 31, 1997, 1996, and 1995 and changes during the years ended on those dates is presented below:

                                                            1997                          1996                          1995
------------------------------------------------------------------------------------------------------------------------------------
                                                          Weighted-                    Weighted-                     Weighted-
                                                            Average                      Average                       Average
                                                          Exercise                      Exercise                      Exercise
                                                Shares     Price            Shares         Price           Shares        Price
-----------------------------------------------------------------------------------------------------------------------------------
Options Outstanding at Beginning of Year    2,487,791    $  10.02          3,316,310    $   8.38         2,430,073    $   6.94
Granted                                       548,358       24.86            467,780       15.33         1,128,477       11.20
Exercised                                    (532,043)       8.25         (1,269,303)       7.71          (228,440)       5.93
Forfeited/Canceled                            (32,358)      16.08            (26,996)       9.63           (13,800)       9.38
-----------------------------------------------------------------------------------------------------------------------------------
Options Outstanding at End of Year          2,471,748    $  13.61          2,487,791    $  10.02         3,316,310    $   8.38
===================================================================================================================================
Options Exercisable at Year End             1,763,608                      1,793,383                     2,869,043
Weighted Average Per Share Fair Value
   of Options Granted During the Year        $ 8.73                          $ 5.60                        $ 5.17

The following table summarizes information about Webster's fixed stock option plans by price range for options that are outstanding and exercisable at December 31, 1997:

                                                            OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                                    Weighted-
                                                                    Average               Weighted-                       Weighted-
                                                                    Remaining             Average                          Average
                                              Number                Contractual Life      Exercise            Number      Exercise
Range of Exercise Prices                  Outstanding                (In years)           Price            Exercisable    Price
------------------------------------------------------------------------------------------------------------------------------------
$2.28 - $  3.22                                25,960                       2.9           $ 2.28               25,960       $2.28
$3.23 - $  6.45                               352,868                       2.4             4.79              352,868        4.79
$6.46 - $  9.67                               349,819                       5.2             8.91              349,819        8.91
$9.68 - $12.90                                776,185                       7.0            10.69              678,085       10.69
$12.91 - $16.10                               305,834                       8.2            14.61              208,134       14.88
$16.11 - $19.35                               243,642                       8.9            18.90               52,142       18.82
$19.36 - $22.60                               178,040                      10.0            22.60               96,600       21.92
$22.61 - $25.80                                30,000                       9.6            24.88                   --          --
$25.81 - $29.02                                 4,000                       9.6            25.88                   --          --
$29.03- $32.25                                205,400                      10.0            31.76                   --          --
------------------------------------------------------------------------------------------------------------------------------------
                                            2,471,748                       6.9          $ 13.61            1,763,608      $10.38
====================================================================================================================================

Webster also has two restricted stock plans consisting of a Director Fee Retainer Restricted Stock Plan, which was established in 1996 and a Restricted Stock Plan, which was established in 1992. Under the Director Fee Restricted Stock Plan, a total of 8,520 shares were issued to twelve directors in 1997 with each receiving 710 shares. These restricted shares were reissued from treasury stock and the cost was measured as of the grant date using the fair market value of Webster's stock as of the grant date. There were no shares granted in 1997, 1996 and 1995 under the Restricted Stock Plan. The cost of all restricted shares are amortized to compensation expense over the contractual service period and such expense is reflected in Webster's Consolidated Statements of Income.


NOTE 18: MERGER AND ACQUISITION EXPENSES
--------------------------------------------------------------------------------

A summary of merger and acquisition expenses follows:

                                                                                  Years Ended December 31,
                                                                                -----------------------------
(In thousands)                                                                  1997         1996      1995
-------------------------------------------------------------------------------------------------------------
Shawmut Transaction                                                             $    --   $   500   $ 1,000
Shelton                                                                              --        --     3,271
Derby                                                                            19,858        --        --
People's                                                                          7,200        --        --
MidConn                                                                           2,734        --        --
-------------------------------------------------------------------------------------------------------------
Total                                                                           $29,792   $   500   $ 4,271
=============================================================================================================

In connection with the acquisitions of Derby, MidConn and People's, that were completed on January 31, 1997, May 31, 1997 and July 31, 1997, Webster recorded approximately $29.8 million of merger-related charges. The following table presents a summary of the merger-related accrued liabilities. Most of the expenses related to the acquisition of MidConn were paid in 1997.

(In thousands)                                                                 Derby       People's     MidConn
----------------------------------------------------------------------------------------------------------------
Balance of merger-related accrued liabilities at December 31, 1996            $     --      $   --      $   --
Additions                                                                       19,900       7,200       2,700
Compensation (severance and related costs)                                      (6,700)     (2,400)       (800)
Data processing contract termination                                            (1,600)         --          --
Write-down of fixed assets                                                      (1,200)         --          --
Transaction costs (including investment bankers, attorneys and accountants)     (2,200)     (1,300)     (1,700)
Merger-related and miscellaneous expenses                                       (2,800)     (1,100)       (200)
----------------------------------------------------------------------------------------------------------------
Balance of merger-related accrued liabilities at December 31, 1997            $  5,400     $ 2,400      $   --
================================================================================================================

The remaining accrued liability of $7.8 million represents, for the most part, an accrual for data processing contract termination costs payable over a future period, the estimated loss on sale of excess fixed assets due to consolidation of overlapping branch locations and compensation costs related to severance.

NOTE 19: CAPITAL SECURITIES OF SUBSIDIARY TRUST
--------------------------------------------------------------------------------

During 1997, Webster formed a statutory business trust, Webster Capital Trust I ("Trust I"), of which Webster owns all of the common stock. Trust I exists for the sole purpose of issuing trust securities and investing the proceeds in an equivalent amount of subordinated debentures of the Corporation. On January 31, 1997, Trust I completed a $100 million underwritten public offering of 9.36% Corporation-Obligated Manditorily Redeemable Capital Securities of Webster Capital Trust I ("capital securities"). The sole asset of Trust I is the $100 million of Webster's 9.36% junior subordinated deferrable interest debentures due in 2027 ("subordinated debt securities"), purchased by Trust I on January 30, 1997.

On April 1, 1997, Eagle Financial Capital Trust I completed a $50 million private placement of 10.00% capital securities. Proceeds from the issue were invested by Eagle Financial Capital Trust I in 10.00% junior subordinated debentures issued by Eagle and due 2007 ("Eagle subordinated debt securities"). These debentures represent the sole assets of Eagle Financial Capital Trust I. Eagle Financial Capital Trust I is a subsidiary of Webster as a result of the Eagle acquisition.

The subordinated debt securities and the Eagle subordinated debt securties are unsecured obligations of Webster and are subordinate and junior in right of payment to all present and future senior indebtedness of Webster. Webster has entered into a guarantee, which together with Webster's obligations under the subordinated debt securities and the declaration of trust governing Trust I, including its obligations to pay costs, expenses, debts and liabilities (other than trust securities), provides a full and unconditional guarantee of amounts on the capital securities.

NOTE 20:  PREFERRED STOCK OF SUBSIDIARY CORPORATION
--------------------------------------------------------------------------------

The Bank formed and incorporated Webster Preferred Capital Corporation ("WPCC") in March 1997. WPCC was formed to provide a cost-effective means of raising funds, including capital, on a consolidated basis for the Bank. WPCC's strategy is to acquire, hold and manage real estate mortgage assets.

In December 1997, WPCC raised $50 million in a public offering in which $40 million was issued as Series A 7.375% cumulative redeemable preferred stock and $10 million was issued as Series B 8.625% cumulative redeemable preferred stock that is quoted under NASDAQ listing (WBSTP). All of WPCC's common stock is owned by the Bank. The preferred shares are not exchangeable into common stock or any other securities of the Bank or Webster, and will not constitute regulatory capital of either the Bank or Webster.

NOTE 21: LEGAL PROCEEDINGS
--------------------------------------------------------------------------------

Webster is party to various legal proceedings normally incident to the kind of business conducted. Management believes that no material liability will result from such proceedings.


NOTE 22: PARENT COMPANY CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

The Statements of Condition for 1997 and 1996 and the Statements of Income and Cash Flows for the three-year period ended December 31, 1997 (parent only) are presented below.

STATEMENTS OF CONDITION

                                                                                           December 31,
                                                                                   --------------------------
(In thousands)                                                                             1997        1996
-------------------------------------------------------------------------------------------------------------
Assets
   Cash and Due from Depository Institutions                                             $  1,830   $  2,248
   Interest-Bearing Deposits                                                                2,893        805
   Securities Available for Sale                                                           68,641     17,072
   Securities Held to Maturity                                                                 --         85
   Investment in Subsidiaries                                                             631,164    509,311
   Due from Subsidiaries                                                                       --      1,847
   Other Assets                                                                            10,064      3,560
-------------------------------------------------------------------------------------------------------------
     Total Assets                                                                        $714,592   $534,928
=============================================================================================================
Liabilities and Shareholders' Equity
   Senior Notes due 2000                                                                 $ 40,000   $ 40,000
   Line of Credit                                                                              --     18,400
   ESOP Borrowings                                                                          1,978      2,546
   Due to Subsidiaries                                                                      2,578         --
   Other Liabilities                                                                        7,620      1,158
   Corporation-Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trust    145,154         --
   Shareholders' Equity                                                                   517,262    472,824
-------------------------------------------------------------------------------------------------------------
     Total Liabilities and Shareholders' Equity                                          $714,592   $534,928
=============================================================================================================

STATEMENTS OF INCOME

                                                                                         Years Ended December 31,
                                                                                   --------------------------------------
(In thousands)                                                                             1997        1996         1995
-------------------------------------------------------------------------------------------------------------------------
Dividends from Subsidiary                                                             $  45,571    $  24,726    $  20,072
Interest on Securities                                                                    2,067        1,012        1,219
Gain on Sale of Securities                                                                  937        1,520          503
Other Noninterest Income                                                                     11          139           70
Interest Expense on Borrowings                                                            3,812        3,780        3,660
Capital Securities Expense                                                               11,353         --           --
Other Noninterest Expenses                                                                6,735        3,996        4,661
---------------------------------------------------------------------------------------------------------------------------
   Income Before Income Taxes and
     Equity in Undistributed Earnings of Subsidiaries                                    26,686       19,621       13,543
Income Tax Benefit                                                                        7,227        1,950        2,868
---------------------------------------------------------------------------------------------------------------------------
   Income Before Equity in Undistributed
     Earnings of Subsidiaries                                                            33,913       21,571       16,411
Equity in Undistributed Earnings of Subsidiaries                                          7,200       32,423       24,956
---------------------------------------------------------------------------------------------------------------------------
Net Income                                                                               41,113       53,994       41,367
Preferred Stock Dividends                                                                  --          1,149        1,296
---------------------------------------------------------------------------------------------------------------------------
Income Available to Common Shareholders                                               $  41,113    $  52,845    $  40,071
===========================================================================================================================

STATEMENTS OF CASH FLOWS

                                                                                          Years Ended December 31,
                                                                                   ----------------------------------------
(In thousands)                                                                            1997           1996        1995
---------------------------------------------------------------------------------------------------------------------------
Operating Activities:
   Net Income                                                                         $  41,113    $  53,994    $  41,367
   (Increase) Decrease in Interest Receivable                                              (186)          42          (16)
   (Increase) Decrease in Other Assets                                                   (3,483)        (828)       2,048
   Gains on Sale of Securities                                                             (937)      (1,520)        (503)
   Equity in Undistributed Earnings of Subsidiaries                                      (7,200)     (32,423)     (24,956)
   Other, Net                                                                            11,978        2,861         (941)
---------------------------------------------------------------------------------------------------------------------------
   Net Cash  Provided by Operating Activities                                            41,285       22,126       16,999
---------------------------------------------------------------------------------------------------------------------------

Investing Activities:
   Purchases of Securities Available for Sale                                          (114,640)     (35,076)     (45,168)
   (Increase) Decrease in Interest-Bearing Deposits                                      (2,088)         149         (579)
   Sales of Securities Available for Sale                                                61,986       76,465        4,445
---------------------------------------------------------------------------------------------------------------------------
   Net Cash (Used) Provided by Investing Activities                                     (54,742)      41,538      (41,302)
---------------------------------------------------------------------------------------------------------------------------
Financing Activities:
   Repayment of Borrowings                                                              (28,400)      (7,584)        (545)
   Proceeds from Borrowings                                                              10,000       25,400           --
   Net Proceeds from Issuance of Capital Securities                                     141,327           --           --
   Net Proceeds from Sale of Common Stock                                                    --           --       48,769
   Exercise of Stock Options                                                              5,808        5,476        2,709
   Cash Dividends to Shareholders                                                       (15,883)     (14,436)     (12,054)
   Common Stock Repurchases                                                              (6,020)     (27,611)        (721)
   Investment in Subsidiary                                                             (93,793)     (44,000)     (14,750)
---------------------------------------------------------------------------------------------------------------------------
   Net Cash Provided (Used) by Financing Activities                                      13,039      (62,755)      23,408
---------------------------------------------------------------------------------------------------------------------------
(Decrease) Increase in Cash and Cash Equivalents                                           (418)         909         (895)
Cash and Cash Equivalents at Beginning of Year                                            2,248        1,339        2,234
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                              $   1,830    $   2,248    $   1,339
===========================================================================================================================

NOTE 23: SELECTED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION
(UNAUDITED)
--------------------------------------------------------------------------------

Selected quarterly data for 1997 and 1996 follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                   First      Second     Third          Fourth
(Dollars in thousands, except per share data)                                     Quarter     Quarter    Quarter        Quarter
------------------------------------------------------------------------------------------------------------------------------------
1997:
Interest Income                                                                 $ 131,807    $ 141,355   $ 150,508   $ 155,184
Interest Expense                                                                   72,631       78,552      85,444      91,177
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                                59,176       62,803      65,064      64,007
Provision for Loan Losses                                                           7,990        3,320      10,828       2,675
Gain on Sale of Loans and Securities, Net                                             562          471       1,363       1,539
Other Noninterest Income                                                            8,932        9,217       9,532      10,648
Noninterest Expenses                                                               62,059       41,898      55,370      42,336
------------------------------------------------------------------------------------------------------------------------------------
Income Before Taxes                                                                (1,379)      27,273       9,761      31,183
Income Taxes                                                                       (1,076)      10,504       4,386      11,911
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                           (303)      16,769       5,375      19,272
Preferred Stock Dividends                                                              --           --          --          --
------------------------------------------------------------------------------------------------------------------------------------
Income Available to Common Shareholders                                         $    (303)   $  16,769   $   5,375   $  19,272
====================================================================================================================================

Net Income Per Share:
Basic                                                                           $   (0.01)   $    0.45   $    0.14   $    0.52
====================================================================================================================================
Diluted                                                                         $   (0.01)   $    0.43   $    0.14   $    0.50
====================================================================================================================================
Comprehensive Income                                                            $      58    $  17,859   $  18,547   $  24,876

1996:
Interest Income                                                                 $ 119,650    $ 126,841   $ 129,846   $ 130,689
Interest Expense                                                                   68,800       70,891      72,230      72,987
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                                50,850       55,950      57,616      57,702
Provision for Loan Losses                                                           2,064        3,677       3,004       4,309
Gain on Sale of Loans and Securities, Net                                           1,245       13,947       1,190       2,487
Other Noninterest Income                                                            7,164        8,612       8,882       8,482
Noninterest Expenses                                                               37,366       43,339      46,211      47,561
------------------------------------------------------------------------------------------------------------------------------------
Income Before Taxes                                                                19,829       31,493      18,473      16,801
Income Taxes                                                                        7,721       11,728       6,686       6,467
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                         12,108       19,765      11,787      10,334
Preferred Stock Dividends                                                             323          321         283         222
------------------------------------------------------------------------------------------------------------------------------------
Income Available to Common Shareholders                                         $  11,785    $  19,444   $  11,504   $  10,112
====================================================================================================================================

Net Income Per Share:
Basic                                                                           $    0.32    $    0.53   $    0.31   $    0.28
====================================================================================================================================
Diluted                                                                         $    0.30    $    0.50   $    0.30   $    0.27
====================================================================================================================================
Comprehensive Income                                                            $  10,137    $  16,017   $  11,467   $  13,459

All periods presented have been retroactively restated to reflect the inclusion of the results of Eagle, People's, MidConn and Derby, which were acquired on April 15, 1998, July 31, 1997, May 31, 1997, and January 31, 1997, respectively, and were accounted for using the pooling of interests method.

MANAGEMENT'S REPORT
--------------------------------------------------------------------------------

To Our Shareholders:

The management of Webster is responsible for the integrity and objectivity of the financial and operating information contained in this annual report, including the consolidated financial statements covered by the Report of Independent Auditors. These statements were prepared in conformity with generally accepted accounting principles and include amounts that are based on the best estimates and judgments of management.

Webster has a system of internal accounting controls which provides management with reasonable assurance that transactions are recorded and executed in accordance with its authorizations, that assets are properly safeguarded and accounted for, and that financial records are maintained so as to permit preparation of financial statements in accordance with generally accepted accounting principles. This system includes formal procedures, an organizational structure that segregates duties, and a comprehensive program of periodic audits by the internal auditors. Webster has also instituted policies which require employees to maintain the highest level of ethical standards.

In addition, the Audit Committee of the Board of Directors, consisting solely of outside directors, meets periodically with management, the internal auditors and the independent auditors to review internal accounting controls, audit results and accounting principles and practices, and annually recommends to the Board of Directors the selection of independent auditors.

James C. Smith                             John V. Brennan
Chairman and Chief Executive Officer       Executive Vice President,
                                           Chief Financial Officer and Treasurer

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

The Board of Directors and Shareholders of
Webster Financial Corporation
Waterbury, Connecticut

We have audited the accompanying consolidated statements of condition of Webster Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, comprehensive income shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webster Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP
Hartford, Connecticut
June 17, 1998

Corporate Headquarters
Webster Financial Corporation and Webster Bank
Webster Plaza
Waterbury, CT 06702
(203) 753-2921

Transfer Agent and Registrar
American Stock Transfer & Trust Co.
Shareholder Services
40 Wall Street
New York, NY 10005
1-800-937-5449

Dividend Reinvestment and Stock Purchase Plan
Stockholders wishing to receive a prospectus for the Dividend Reinvestment and Stock Purchase Plan are invited to write to American Stock Transfer & Trust Co. at the address listed above, or call 1-800-278-4353.

Stock Listing Information
The common stock of Webster is traded over-the-counter on the NASDAQ National Market System under the symbol "WBST."
Investor Relations Contact:  James M. Sitro, Vice President,  Investor Relations
(203) 578-2399

Form 10K and Other Reports
Our annual report to the Securities and Exchange Commission (Form 10K), additional copies of this report, and quarterly reports may be obtained free of charge by contacting James M. Sitro, Vice President, Investor Relations, Webster Plaza, Waterbury, CT 06702.

Common Stock Dividends and Market Prices

The following table shows dividends declared and the market price per share by quarter for 1997 and 1996.

--------------------------------------------------------------------------------
             Common Stock (Per Share)
--------------------------------------------------------------------------------
                               Market Price
--------------------------------------------------------------------------------
                   Cash
              Dividends                          End of
1997           Declared    Low        High       Period
--------------------------------------------------------------------------------
Fourth         $   .10   $28 1/2    $33 7/8    $ 33 1/4
Third              .10    21 11/16   29 7/8      29 3/8
Second             .10    17 5/16    22 7/8      22 3/4
First              .10    17 9/16    20 11/16    17 9/16

                  Cash
             Dividends                           End of
1996          Declared     Low        High       Period
--------------------------------------------------------------------------------
Fourth         $   .09   $16 3/4   $19 1/8    $ 18 3/8
Third              .09    14        17 7/8      17 5/8
Second             .08    13 3/8    14 11/16    14
First              .08    13 3/4    15 1/8      14

--------------------------------------------------------------------------------

MARKET MAKERS:
Advest, Inc.

Bear, Sterns & Co. Inc.
First Albany Corporation
Fox-Pitt, Kelton, Inc.
Friedman Billings Ramsey & Co.
Herzog, Heine, Geduld, Inc.
Keefe, Bruyette & Woods, Inc.
Legg Mason Wood Walker Inc.
Lehman Brothers Inc.
M.A. Schapiro & Co., Inc.
MacAllister Pitfield MacKay
Mayer & Schweitzer Inc.
Merrill Lynch, Pierce & Fenner
OTA Limited Partnership
Paine Webber Inc.
Ryan Beck & Co., Inc.
Sandler O'Neill & Partners
Sherwood Securities Corp.
Smith Barney Inc.
Troster Singer Corp.
Tucker Anthony Incorporated

ELECTRONIC COMMUNICATIONS NETWORK:

Inc Trading Corporation
Island Systems
B-Trade Services
Spear, Leeds & Kellogg

Webster Bank Information
For more information on Webster Bank products and services, call 1-800-325-2424, or write:

Webster Bank
Telebanking Center
P.O. Box 191
CH420
Waterbury, Connecticut 06720-0191
Worldwide Web Site
www.websterbank.com